   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996

                                                      REGISTRATION NO. 333-2492
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  AKSYS, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3841                    36-3890205
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                      1113 S. MILWAUKEE AVENUE, SUITE 300
                         LIBERTYVILLE, ILLINOIS 60048
                                (847) 247-6051
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                             LAWRENCE H. N. KINET
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  AKSYS, LTD.
                      1113 S. MILWAUKEE AVENUE, SUITE 300
                         LIBERTYVILLE, ILLINOIS 60048
                                (847) 247-6051
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
         MARK B. TRESNOWSKI                   FREDERICK W. KANNER
          KIRKLAND & ELLIS                     DEWEY BALLANTINE
       200 EAST RANDOLPH DRIVE            1301 AVENUE OF THE AMERICAS
       CHICAGO, ILLINOIS 60601             NEW YORK, NEW YORK 10019
           (312) 861-2000                       (212) 259-8000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  AKSYS, LTD.

                             CROSS REFERENCE SHEET
             PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404

     ITEM NUMBER AND CAPTION             LOCATION IN PROSPECTUS BY CAPTION
     -----------------------             ---------------------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus......  Outside Front Cover Page
 2. Inside Front and Outside Back   Inside Front Cover Page; Outside Back Cover
    Cover Pages of Prospectus.....  Pages
 3. Summary Information and Risk
    Factors.......................  Prospectus Summary; Business; Risk Factors
 4. Use of Proceeds...............  Use of Proceeds
 5. Determination of Offering
    Price.........................  Underwriting
 6. Dilution......................  Dilution
 7. Selling Security Holders......  *
 8. Plan of Distribution..........  Outside Front Cover Page; Underwriting
 9. Description of Securities to
    be Registered.................  Description of Capital Stock
10. Interests of Named Experts and
    Counsel.......................  *
11. Information with respect to
    the Registrant................
(a)    Description of Business....  Prospectus Summary; Business
(b)    Description of Property....  Prospectus Summary; Business--Facilities
(c)    Legal Proceedings..........  Legal Matters
(d)    Market Price of and
       Dividends on the
       Registrant's Common Equity
       and Related Stockholder
       Matters....................  *
(e)    Financial Statements.......  Index to Financial Statements
(f)    Selected Financial Data....  Selected Financial Data
(g)    Supplementary Financial      Prospectus Summary--Summary Financial
       Information................  Information
(h)    Management's Discussion and
       Analysis of Financial
       Condition and Results of     Management's Discussion and Analysis of
       Operations.................  Financial Condition and Results of
                                    Operations
(i)    Changes in and
       Disagreements with
       Accountants on Accounting    Management's Discussion and Analysis of
       and Financial Disclosure...  Financial Condition and Results of
                                    Operations
(j)    Directors and Officers of
       Registrant.................  Management
(k)    Compensation of Directors
       and Officers...............  Management
(l)    Security Ownership of
       Certain Beneficial Owners
       and Management.............  Principal Stockholders
(m)    Certain Relationships and
       Related Transactions.......  Certain Transactions
12. Disclosure of Commission
    Position on Indemnification
    for Securities Act
    Liabilities...................  *

- --------
*Such item is inapplicable, or the answer thereto is in the negative, and is omitted from the Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 13, 1996

PROSPECTUS

                                3,100,000 SHARES


                                      LOGO

                                  COMMON STOCK

                                  -----------

  All of the shares of Common Stock offered hereby are being sold by Aksys, Ltd. ("Aksys" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "AKSY," subject to official notice of issuance.

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                          UNDERWRITING
                                        PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                         PUBLIC          COMMISSIONS (1)       COMPANY (2)
- ------------------------------------------------------------------------------------------
Per Share                                $                   $                   $
- ------------------------------------------------------------------------------------------
Total (3)                              $                   $                   $
- ------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $750,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 465,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company
    will be $      , $       and $      , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
          , 1996 at the offices of Smith Barney Inc., 14 Wall Street, New York, New York 10005.

                                  -----------

SMITH BARNEY INC.

           PIPER JAFFRAY INC.

                                           VECTOR SECURITIES INTERNATIONAL, INC.

          , 1996

[LOGO OF AKSYS]


  THE COMPANY DOES NOT EXPECT TO HAVE COMMERCIALLY AVAILABLE PRODUCTS UNTIL 1997, AND HAS NOT YET RECEIVED ANY REQUIRED REGULATORY CLEARANCES OR APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH CLEARANCES OR APPROVALS WILL BE GRANTED.
                               _______________

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered by prospective investors.

                                  THE COMPANY

  Aksys, Ltd. ("Aksys" or the "Company") was formed to provide hemodialysis products and services for patients suffering from end stage renal disease ("ESRD"), commonly known as chronic kidney failure. The Company has developed an automated personal hemodialysis system (the "Aksys PHD system"), which is designed to enable patients to perform hemodialysis in a self-care setting, such as the patient's home, on a daily basis. The Company believes that its products and services will offer a superior alternative to currently available kidney dialysis treatment modalities by providing better clinical outcomes, lower overall costs and improved quality of life for dialysis patients. The Company has submitted a 510(k) premarket notification to the United States Food and Drug Administration ("FDA") to market the Aksys PHD system and, if clearance is granted in 1996, the Company plans commercial launch of its products and services during 1997. There can be no assurance that the Company will be able to obtain regulatory clearance or approval in a timely manner or at all.

  ESRD is a slow, progressive loss of kidney function which eventually becomes life-threatening and for most patients can be treated only through dialysis. Based upon information published by the Health Care Financing Administration ("HCFA") of the United States Department of Health and Human Services, the approximate number of ESRD patients in the United States requiring dialysis treatments has grown from 66,000 at the end of 1982 to 187,000 at the end of 1994, representing a compound annual growth rate of approximately 9%. In addition, according to international patient registries compiled by the United States Renal Data System ("USRDS"), there were approximately 240,000 dialysis patients in Europe and Japan in 1993. Reimbursement for dialysis treatments in the United States in 1995 is estimated by the Company to have exceeded $3.5 billion.

  The prevailing methods of kidney dialysis are hemodialysis delivered in outpatient clinics three times per week and peritoneal dialysis performed by patients at home through the infusion of a blood-cleansing solution into the patient's peritoneal cavity. Both of these treatment methods have significant limitations which have produced relatively poor clinical outcomes, an escalation in total treatment costs and decreased quality of life for ESRD patients. These clinical outcomes are reflected in the annual mortality rate of dialysis patients which, in 1992 according to the National Kidney Foundation, was 23.6% in the United States. The Company believes that these circumstances have created significant demand for improved dialysis systems.

  The Company believes that hemodialysis performed on a daily basis can significantly improve clinical outcomes, reduce total treatment costs and improve the quality of life of ESRD patients. Daily hemodialysis in the clinical setting for the general dialysis population, however, is not economically feasible under current reimbursement systems and would place even greater burdens on patient lifestyles. The Company has developed a personal hemodialysis system which is designed to overcome the barriers to daily hemodialysis in a self-care setting. The Aksys PHD system (i) is designed for operation by patients through a computerized, user-friendly interface, (ii) is automated, requiring minimal patient involvement, (iii) includes an integrated automatic disinfection system which is designed to enable safe and effective reuse of several key components, (iv) enables the patient to be monitored by, and to communicate with, a treatment clinic through a real time, on-line monitoring system, (v) requires fewer consumables and (vi) is relatively compact and is transportable by car, with all essential components, including the water purification system, integrated into the machine. The Company holds exclusive licenses to patents relating to certain features of the Aksys PHD system.

  The Company's strategy is to (i) target its marketing activities toward those providers of dialysis services most focused on patient outcomes and total cost of care, (ii) provide a broad range of products and services to ESRD patients and providers for a single monthly price, (iii) use the Aksys PHD system's built-in computer to provide outcome data to healthcare providers and others,
(iv) conduct clinical studies and implement other measures designed to document the clinical and cost benefits it believes will result from daily hemodialysis using the Aksys PHD system and (v) address the worldwide demand for a lower cost, more clinically effective approach to dialysis through a phased domestic and international market launch.

                                  RISK FACTORS

  There are a number of risks that must be overcome for the Aksys PHD system to succeed, including uncertainty of obtaining regulatory clearance or approval and of achieving market acceptance and development. See "Risk Factors."

                                  THE OFFERING

Common Stock being offered..................... 3,100,000 shares (1)
Common Stock outstanding after the offering.... 13,220,229 shares (1)(2)
Use of proceeds................................ For research and development, capital expenditures, clinical
                                                studies, working capital and
                                                other general corporate purposes
Nasdaq National Market symbol.................. "AKSY"

                             SUMMARY FINANCIAL DATA

                                                                THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                MARCH 31,
                         -----------------------------------  ------------------------
                           1993        1994         1995         1995         1996
                         ---------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Operating costs and
 expenses:
 Research and
  development........... $ 598,748  $ 1,808,638  $ 4,261,230  $   851,318  $ 1,412,506
 General and
  administrative........   213,923      266,418    1,236,143      253,514      489,190
                         ---------  -----------  -----------  -----------  -----------
Operating loss..........  (812,671)  (2,075,056)  (5,497,373)  (1,104,832)  (1,901,696)
Other income, net.......    31,582       40,174      152,710       17,676       34,373
                         ---------  -----------  -----------  -----------  -----------
Net loss................ $(781,089) $(2,034,882) $(5,344,663) $(1,087,156) $(1,867,323)
                         =========  ===========  ===========  ===========  ===========
Pro forma net loss per
 share (3)..............                              $(0.52)                   $(0.18)
                                                 ===========               ===========
Weighted average shares
 used to compute pro
 forma net loss per
 share (3)..............                          10,322,837                10,322,837
                                                 ===========               ===========

                                                  MARCH 31, 1996
                                    -------------------------------------------
                                                                      AS
                                       ACTUAL     PRO FORMA (4) ADJUSTED (4)(5)
                                    ------------  ------------- ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-
 term investments ................. $  2,102,225   $ 2,102,225    $38,831,225
Working capital....................    1,564,787     1,564,787     38,293,787
Total assets.......................    2,949,499     2,949,499     39,678,499
Long-term liabilities (6)..........       29,577        29,577         29,577
Redeemable preferred stock.........   12,406,761           --             --
Deficit accumulated during
 development stage.................  (10,077,885)  (10,077,885)   (10,077,885)
Total stockholders' equity
 (deficit).........................  (10,069,271)    2,337,490     39,066,490

- --------
(1) Excludes up to 465,000 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."
(2) Based on the number of shares of Common Stock outstanding as of March 31, 1996. Includes 9,248,136 shares of Common Stock issuable upon conversion of all outstanding redeemable preferred stock of the Company (the "Preferred Stock") in connection with the consummation of this offering. Excludes 1,477,250 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $0.23 per share. See "Management--1993 Stock Option Plan."
(3) Computed on the basis described in Note 1 of Notes to Financial Statements.
(4) Gives effect to the conversion of all outstanding shares of Preferred Stock into 9,248,136 shares of Common Stock as a consequence of this offering. See Note 5 of Notes to Financial Statements.
(5) Gives effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $13.00 per share) and the receipt of the estimated net proceeds therefrom.
(6) Consists of installment notes payable and capital lease obligations.

                                ----------------

  Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' option to purchase from the Company up to 465,000 shares of Common Stock to cover over-allotments, if any, (ii) is adjusted to reflect the 3-for-2 stock split with respect to the Common Stock effected in April 1996 and (iii) reflects the conversion of all outstanding shares of Preferred Stock into 9,248,136 shares of Common Stock as a consequence of this offering.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors.

LIMITED OPERATING HISTORY; HISTORY OF SIGNIFICANT LOSSES AND ANTICIPATED FUTURE LOSSES

  The Company has a limited operating history. None of its products has been granted any required regulatory approvals. To date, the Company has generated no revenues and has incurred significant net losses, including net losses of $781,000, $2.0 million, $5.3 million and $1.9 million for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996, respectively, resulting in an accumulated deficit of $10.1 million at March 31, 1996. In addition, losses have been increasing and are continuing through the date of this Prospectus. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its production and marketing activities as well as with any development efforts, the Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's long-term viability, profitability and growth will depend upon successful development and commercialization of the Aksys PHD system. The Company will not be able to market the Aksys PHD system until such time, if ever, that it receives required regulatory clearance or approvals. No assurances can be given that such clearance or approvals will be received in a timely manner or at all. Even if such clearance or approvals are obtained, there can be no assurance that commercialization of the Aksys PHD system will be successful. Significant challenges are often encountered in shifting from development to commercialization of new products. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business. There can be no assurance that the Company will have any or significant revenues or that the Company will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the financial statements appearing elsewhere in this Prospectus.

DEPENDENCE ON THE AKSYS PHD SYSTEM; UNCERTAIN RESULTS OF DAILY HEMODIALYSIS

  Since its inception, the Company has devoted its efforts almost entirely to the development of the Aksys PHD system. The Company expects to be dependent for the foreseeable future on sales of, and services relating to, such system for revenues. To date, the Aksys PHD system has not undergone clinical studies or otherwise been tested on human patients. There can be no assurance that the system will be safe or effective or that it will be cost-effective relative to other dialysis treatment alternatives.

  The Company's ability to successfully market the Aksys PHD system will depend to a great extent on establishing the clinical benefits of daily hemodialysis. Neither the Company nor, to the Company's knowledge, any other person or organization has ever conducted a randomized prospective clinical study of daily hemodialysis. There can be no assurance that daily hemodialysis will be shown to be more clinically effective than alternative dialysis modalities. Furthermore, there may be unexpected side effects, complications or other safety issues associated with daily hemodialysis that may adversely affect the market for the Company's products and services.

UNCERTAINTY OF MARKET ACCEPTANCE; DEPENDENCE ON MARKET DEVELOPMENT

  The success of the Aksys PHD system is dependent on many variables, including its safety, effectiveness and cost-effectiveness as an alternative dialysis modality. The failure to conclusively demonstrate each of these factors could significantly hinder market acceptance of the Aksys PHD system, and the failure of the Aksys PHD system to achieve sustained commercial viability or market acceptance would have a material adverse effect on the Company. Moreover, the Company's future growth and profitability will depend upon, among other things, market acceptance of the efficacy of daily dialysis. This will require substantial marketing efforts and the expenditure of significant funds by the Company to inform physicians, other healthcare providers and dialysis patients of the benefits of daily hemodialysis and thus the benefits of the Aksys PHD system (assuming such benefits exist, as to which there can be no assurance). In marketing this system, the Company could encounter significant clinical and market resistance
(i) to using the Aksys PHD system; (ii) to home hemodialysis, which is currently employed by only a very small percentage of patients suffering from ESRD; and (iii) to daily hemodialysis, which to the Company's knowledge has never been a conventional dialysis alternative. There can be no assurance that the efforts of the Company will be successful or that the Aksys PHD system and the Company's services will ever achieve market acceptance. In addition, the Aksys PHD system is a personal system, designed for use by a single patient, and requires several hours after a dialysis treatment to prepare itself for the next treatment session. As such, it is not likely to be used in the prevailing method of outpatient hemodialysis, which generally involves treating patients three times per week for treatment sessions lasting between three and four hours. In this prevailing method of hemodialysis, patients receiving treatment on a given day are treated in shifts, with patients on succeeding shifts using dialysis machines employed during prior shifts.

PRODUCT CLEARANCE OR APPROVAL UNCERTAIN; EXTENSIVE GOVERNMENT REGULATION

  The Company's products, including the Aksys PHD system, are subject to stringent government regulation in the United States and other countries. In the United States, the Aksys PHD system is regulated as a medical device by the FDA. Consequently, the Aksys PHD system requires either (i) FDA clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (the "FDC Act") or (ii) filing of a premarket approval application (a "PMA") under Section 515 of the FDC Act and FDA approval of such application prior to commercialization in the United States. The Company submitted a premarket notification under Section 510(k) of the FDC Act for clearance of the Aksys PHD system with the FDA on March 5, 1996. The FDA has not issued clearance of such notification, and the process of trying to obtain such clearance is lengthy and expensive. The issuance of such clearance remains uncertain. No assurance can be given that submission and approval of a PMA will not be required before commercialization of the Aksys PHD system. The PMA approval process entails considerably greater time (i.e., several years) and expense than does the 510(k) process. The FDA may require clinical trials which will considerably delay 510(k) clearance or PMA approval. There can be no assurance that the Company will be able to obtain such clearance or approval in a timely manner or at all. Furthermore, FDA clearance of a 510(k) or approval of a PMA is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market.

  Additional government regulations may be established or imposed which could prevent or delay regulatory clearance or approval of the Company's products. In addition, failure to comply with applicable regulatory requirements following clearance or approval can, among other things, result in recall or seizure of products, total or partial suspension of production and withdrawal of existing product approvals or clearances. The FDC Act and other statutes and regulations also govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of the Company's products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

  The manufacture of the Aksys PHD system must also comply or ensure compliance with current Good Manufacturing Practices ("GMP") regulations promulgated by the FDA. The Company may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance even if the Aksys PHD system is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the continued marketing of the Company's products may be materially adversely affected. See "Business--Government Regulation."

RISKS ASSOCIATED WITH FUTURE INTERNATIONAL OPERATIONS

  The Company is establishing marketing and regulatory resources in Europe, Japan and elsewhere outside of the United States in an effort to prepare for marketing its products and services internationally. To the extent the

Company generates significant sales outside the United States, it will be subject to risks generally associated with international operations. In particular, fluctuations in exchange rates of the United States dollar against foreign currencies could adversely affect the Company's results of operations. In addition, the collection cycle for the Company's international accounts receivable might be somewhat longer than for its domestic accounts receivable. International sales and operations may also be limited or disrupted by government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing such operations.

  The Company's international operations will also be affected by the need to obtain regulatory clearances or approvals. Requirements for the sale of devices such as the Aksys PHD system vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. The Company has not obtained any regulatory clearances or approvals to market the Aksys PHD system in any country, and there is no assurance that any such approvals or clearances will be issued in a timely manner or at all. Any change in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Government Regulation."

LIMITED MARKETING EXPERIENCE

  The Company expects to market its products and services primarily through its own sales force. The Company has limited experience in sales, marketing or distribution and has no established sales force or significant marketing or distribution resources. The Company intends to develop a marketing staff and sales force. There can be no assurance that the Company will be able to build such a marketing staff or sales force or that the cost of such will not be prohibitive or that the Company's direct sales and marketing efforts will be successful. See "Business--Sales and Marketing."

NEED TO DEVELOP DISTRIBUTION, CUSTOMER SERVICE AND TECHNICAL SUPPORT
ORGANIZATIONS

  The Company's strategy involves contracting with dialysis providers to have the Company supply to dialysis patients an Aksys PHD instrument, dialysate and other consumables, patient training, customer service and maintenance and other technical support. To provide these services, the Company will be required to develop networks of employees or independent contractors in each of the areas in which the Company intends to operate. There can be no assurance that the Company will be able to organize these networks on a cost effective basis, or at all. The failure to establish these networks would materially adversely affect the Company. See "Business--The Aksys PHD System and Technology" and "--Sales and Marketing."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend, in part, on its and its licensors' ability to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. The Company owns no patents but has licenses to a number of patents or patent applications for inventions made by other parties and has filed patent applications of its own. There can be no assurance, however, that patent applications owned by or licensed to the Company will result in issued patents, that the Company will be able to obtain additional licenses to patents of others or that it will be able to develop additional patentable technology of its own. There can be no assurance that any patents issued to the Company will provide it with competitive advantages or that the patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar products or that others will not design around or infringe such patents or proprietary rights owned by or licensed to the Company. Further, there can be no assurance that any patent obtained or licensed by the Company will be held to be valid and enforceable if challenged by another party. See "Business--Patents and Proprietary Rights."

  The licenses held by the Company relating to the Aksys PHD system can be rendered non-exclusive or terminated by the licensor in the event that minimum royalty payments are not made by the Company. If one or more of these licenses is rendered non-exclusive or terminated, the Company could be materially and adversely affected. See "Business--Patents and Proprietary Rights."

  The Company is aware that numerous patents have issued relating to methods of dialysis. In addition, such patents may have issued to the Company's competitors or others of which the Company is not aware, and such patents may issue in the future. There can be no assurance that such patents will not conflict with the Company's or its licensors' patent rights. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of patents, which could have a material adverse effect on the Company's competitive position. In the event of such conflicts, or in the event the Company believes that competitive products infringe patents to which the Company holds rights, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against such litigation or proceedings involving, holders of such conflicting patents or competing products. Such litigation or proceedings may materially adversely affect the Company's competitive position, and there can be no assurance that the Company will be successful in any such litigation or proceeding. Litigation and other proceedings relating to patent matters, whether initiated by the Company or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, managerial and other resources. An adverse outcome could subject the Company to significant liabilities to third parties or require the Company to cease any related development or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

  The Company relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and noncompete agreements with certain of its current employees and with third parties to whom it has divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies. Such methods may not afford significant protection to the Company, and there can be no assurance that the Company will be able to protect adequately its trade secrets or that other companies will not acquire information which the Company considers to be proprietary. See "Management--Employment Agreements."

RISK OF MANUFACTURING SCALE-UP; SUBSTANTIAL RELIANCE ON
INDEPENDENTMANUFACTURING CONTRACTORS AND SUPPLIERS

  To be successful, the Aksys PHD system must be manufactured in commercial quantities and at acceptable cost. Production of this product, especially in commercial quantities, will create technical as well as financial challenges for the Company. To date, no Aksys PHD systems have been produced other than as prototypes, and the Company intends to use a portion of the proceeds from this offering to purchase assets to be utilized by independent contractors for commercial-scale production of the Company's products. The Company may encounter unexpected delays or costs in the scale-up of manufacturing operations. Further, no assurance can be given that manufacturing or quality control problems will not arise as the Company increases production of this product or as additional manufacturing capacity is required in the future, or that the Company will ultimately be able to successfully arrange for the manufacturing of the Aksys PHD system.

  The Company intends to rely on a single independent contractor to manufacture several of the major components of the Aksys PHD system and produce the final product. As with any independent contractor, such contractor is not employed or otherwise controlled by the Company and is generally free to conduct its business at its own discretion. Although this contractor and certain of the Company's other manufacturing contractors have entered into contracts with the Company to manufacture components of the Aksys PHD system, such contracts can be terminated at any time under certain circumstances by the Company or the contractors and can be breached at any time. Further, work stoppages and the slowing of production at a single independent contractor would have a material adverse effect on the Company. There are also other risks inherent in using single sources of supply. The Company has not made alternative arrangements for the manufacture of major components of the Aksys PHD system and there can be no assurance that acceptable alternative arrangements could be made on a timely basis or at all. It is likely that a significant interruption in supply would result if the Company utilized or was required to utilize a different manufacturing contractor for any of the major components of the Aksys PHD system. The loss of the services of any of the Company's independent manufacturing contractors would have a material adverse effect on the Company. In addition, no assurance can be given that the Company or its manufacturers will be able to obtain on a timely basis components or other supplies necessary to manufacture or use the Aksys PHD system.

  The Company may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance with GMPs even if the Aksys PHD system is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of the manufacturing facilities of an independent contractor, the continued manufacturing of the Company's products by such independent contractor could be suspended. See "Business--Government Regulation."

COMPETITORS WITH SUBSTANTIALLY GREATER RESOURCES

  The dialysis industry is characterized by competition for financing, executive talent, intellectual property and product sales. Most of the Company's competitors have substantially greater financial, scientific and technical resources, research and development capabilities, manufacturing and marketing resources and experience than the Company and greater experience in developing products, providing services and obtaining regulatory approvals. The Company's competitors may succeed in developing products that are more effective or less costly than any that may be developed by the Company or that gain regulatory approval prior to the Company's products. The Company also expects that the number of its competitors and potential competitors will increase. In addition to manufacturers of conventional hemodialysis machines, the Company is aware of at least one company that may be developing a machine that could be used for daily home hemodialysis. There can be no assurance that the Company will be able to compete successfully against any existing or potential competitors. In order to compete effectively, the Company will need to demonstrate the clinical and cost effectiveness of daily home hemodialysis using the Aksys PHD system. The Company's ability to successfully market its products and services could be adversely impacted by pharmacological and technological advances in preventing the progression of ESRD in high-risk patients such as those with diabetes and hypertension, technological developments by others, development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants. See "Business--Competition."

NEED FOR FUTURE CAPITAL

  The Company's capital requirements have been and will continue to be significant. To date, the Company has been dependent primarily on the net proceeds of private placements of its equity securities, aggregating approximately $12.4 million. The Company is dependent upon the net proceeds of this offering to fund its development and initial commercialization efforts as well as its other working capital requirements. The Company currently has no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that the Company's existing capital resources, together with the net proceeds from this offering and future operating cash flows, will be sufficient to fund the Company's future operations. The Company's capital requirements will depend on numerous factors, including the time and expense involved in obtaining regulatory approval for the Aksys PHD system and any other products developed by the Company, the cost involved in protecting the proprietary rights of the Company, the time and cost involved in manufacturing scale-up and in establishing marketing, distribution, patient training and technical and patient support networks and the effectiveness of these and other commercialization activities.

  Generally, the Company intends to enter into contracts with its customers to provide all products and services relating to the Aksys PHD system for a single monthly price, which would include a lease payment for the Aksys PHD system. Financing production of the Aksys PHD system in quantities necessary for commercialization, as well as supplying the Aksys PHD systems on a contracted lease basis, will require a significant investment in working capital. This need for working capital is likely to increase to the extent that demand for the Aksys PHD system increases and the Company leases additional units. The Company would, therefore, have to rely on sources of capital beyond cash generated from operations to finance production of the Aksys PHD system even if the Company is successful in marketing its products and services. The Company currently intends to finance the working capital requirements associated with these arrangements through equipment financing with a commercial lender. If the Company is unable to obtain such equipment financing, it would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve its business objectives. The Company has not yet obtained a commitment for such equipment financing, and there can be no assurance that the Company will be able to obtain equipment financing or alternative financing on acceptable terms or at all. Any inability to obtain financing when needed would have a material adverse effect on the Company. Any necessary additional equity financing may involve substantial dilution to the Company's then existing stockholders and debt financing could result in the imposition of significant financial and operational restrictions on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POSSIBLE ADVERSE IMPACT OF REIMBURSEMENT POLICIES

  A substantial portion of the cost of dialysis treatment in the United States is currently reimbursed by the Medicare program at prescribed rates. The amount of Medicare reimbursement for dialysis is likely to significantly impact decisions of nephrologists, dialysis clinics and other health care providers regarding treatment modalities. The Medicare reimbursement rate for outpatient hemodialysis has not increased significantly since 1983. There can be no assurance that the current limitations or requirements on Medicare reimbursement for dialysis will not materially adversely affect the market for the Aksys PHD system, that health administration authorities outside of the United States will provide reimbursement at acceptable levels or at all or that any such reimbursement will be continued at rates sufficient to enable the Company to maintain prices at levels sufficient to realize an appropriate return. See "Business--Reimbursement."

PRODUCT LIABILITY EXPOSURE

  The Company's business exposes it to potential product liability risks which are inherent in the production, marketing and sale of dialysis products. There can be no assurance that the Company will be able to avoid significant product liability exposure. The Company currently does not maintain product liability insurance, but expects to acquire product liability insurance prior to patient use of the Aksys PHD system. There can be no assurance that it will be able to obtain such insurance on acceptable terms or at all or that any insurance policy if obtained will provide adequate protection against potential claims. Furthermore, the Company's agreements with contract manufacturers require the Company to maintain product liability insurance, and the failure to obtain such insurance could materially and adversely affect the Company's ability to produce the Aksys PHD system. A successful claim brought against the Company in excess of any insurance coverage obtained by the Company could have a material adverse effect upon the Company. In addition, the Company has agreed to indemnify certain of its contract manufacturers against certain liabilities resulting from the use of the Aksys PHD system.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the services of its senior executives and certain key scientific personnel, particularly its Chairman and Chief Executive Officer, Lawrence H.N. Kinet, and its President and Chief Operating Officer, Rodney S. Kenley. The Company does not maintain key-man life insurance on its senior executives. In addition, the Company does not have employment agreements, other than severance, confidentiality and non-competition agreements, with any of its personnel. The loss of the services of any of the senior executives or other of the Company's key employees could have a material adverse impact on the Company. Also, the Company's ability to transition from development stage to commercial operations will depend upon, among other things, the successful recruiting of highly skilled managerial and marketing personnel with experience in business activities such as those contemplated by the Company. Competition for the type of highly skilled individuals sought by the Company is intense. There can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain skilled personnel on acceptable terms. See "Management."

CONTROL BY INSIDERS; POTENTIAL CONFLICTS OF INTEREST

  Upon the consummation of this offering, the Company's current executive officers and directors, together with certain of their affiliates, will beneficially own approximately 47.8% of the Common Stock. These affiliates include Coral Partners II, L.P. and Coral Partners IV, L.P. (together, "Coral Partners") and Sand Hill Financial Company ("Sand Hill Financial"), which will beneficially own approximately 33.0% and 4.6%, respectively, of the Common Stock. In the event that such stockholders were to act in concert with respect to the Company, they would be in a position generally to control the affairs of the Company. In addition, Messrs. Peter H. McNerney and Larry G. Gerdes, each a director of the Company, serve as general partner of the general partner of Coral Partners and as general partner of Sand Hill Financial, respectively. There can be no assurance that conflicts of interest will not arise with respect to the foregoing directors or that such conflicts will be resolved in a manner favorable to the Company. See "Management" and "Principal Stockholders."

SUBSTANTIAL DILUTION

  The existing stockholders of the Company acquired their shares at an average cost substantially below the public offering price in this offering. Consequently, investors in this offering will experience an immediate dilution of $10.05 per share based on adjusted net tangible book value per share of Common Stock after this offering (assuming a public offering price of $13.00 per share). In addition, at March 31, 1996, there were outstanding options to purchase 1,477,250 shares of Common Stock at a weighted average exercise price of $0.23 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Dilution" and "Management."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

  Certain provisions of the Company's certificate of incorporation and bylaws may inhibit changes in control of the Company not approved by the Company's board of directors. These provisions include (i) a board divided into three classes, each of which serves for a staggered three-year term, (ii) a "fair price" provision, (iii) a prohibition on stockholder action through written consents, (iv) a requirement that special meetings of stockholders be called only by the board or the chief executive officer of the Company, (v) advance notice requirements for stockholder proposals and nominations, (vi) limitations on the ability of stockholders to amend, alter or repeal the Company's bylaws and certificate of incorporation and (vii) the authority of the Board of Directors to issue without stockholder approval preferred stock, with such terms as the board may determine, as well as Common Stock. The Company will also be afforded the protection of Section 203 of the Delaware General Corporation Law ("Delaware Law"), which could have similar effects. These provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock, and consequently could adversely affect the market for the Common Stock. See "Description of Capital Stock."

SUBSTANTIAL NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ISSUANCE OF AUTHORIZED SHARES

  Future sales of substantial amounts of Common Stock in the public market and the existence of a substantial number of authorized but unissued shares of Common Stock could adversely affect market prices of the Common Stock prevailing from time to time and could impair the Company's ability to raise additional capital through the sale of its equity securities. Upon completion of this offering, the Company will have 13,220,229 shares of Common Stock outstanding (based on the number of shares outstanding as of March 31, 1996). The shares of Common Stock sold in this offering will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act, without restrictions or further registration under the Securities Act. The remaining 10,120,229 shares will become freely tradeable at various times following this offering. See "Shares Eligible for Future Sale." In addition, under the Company's Certificate of Incorporation, upon completion of this offering there will be approximately 35,219,371 shares of Common Stock (excluding shares reserved for issuance pursuant to outstanding stock options and stock award and purchase plans) and 1,000,000 shares of Preferred Stock available for future issuance without stockholder approval. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. For a description of the factors considered in determining the initial public offering price, see "Underwriting." The market price of the Company's securities following this offering may be highly volatile as has been the case with the securities of other start-up companies. Factors such as the Company's financial results, regulatory approval delay or denial, introduction of new products by the Company or its competitors, government and private reimbursement policies relating to dialysis and various factors affecting the dialysis industry generally, may have a significant impact on the market price of the Common Stock. In particular, the market price of the Common Stock could be materially adversely affected by reports by official or unofficial health or medical authorities or the general media regarding the potential benefits or detriments of the Aksys PHD system or of similar products distributed by other companies or of daily dialysis, regardless of whether such reports are scientifically supported and regardless of whether the Company's operating results are likely to be affected by such reports. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations could have a material adverse effect on the market price of the Common Stock.

ABSENCE OF DIVIDENDS

  The Company has never paid any dividends on its capital stock and does not expect to pay any dividends on its capital stock for the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

  The Company was incorporated in 1991 in the State of Illinois and reincorporated in 1993 in the State of Delaware. Unless otherwise stated in this Prospectus or unless the context otherwise requires, references to the "Company" include its predecessor. The Company's principal executive offices are located at 1113 S. Milwaukee Avenue, Suite 300, Libertyville, Illinois 60048 and its telephone number is (847) 247-6051.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated expenses payable by the Company in connection with this offering, are estimated to be approximately $36.7 million ($42.4 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $13.00 per share.

  The Company intends to use approximately $32.3 million of the net proceeds it receives from this offering for manufacturing scale-up and commercialization of the Aksys PHD system consisting of (i) approximately $7.5 million for the purchase of molds, tooling and other assets to be used by independent contractors to produce the Aksys PHD system and other preproduction costs of such contractors payable by the Company, (ii) approximately $10.0 million for product testing and validation including the purchase of preproduction Aksys PHD systems from such independent contractors,
(iii) approximately $5.6 million for establishing and training staff for sales, marketing, customer service and technical support, (iv) approximately $4.5 million for inventory buildup, (v) approximately $2.9 million for establishing administrative and financial infrastructure and (vi) approximately $1.8 million for marketing and promotional expenses. The Company also intends to spend approximately $2.5 million of the net proceeds for clinical studies, approximately $500,000 to relocate to new facilities and the approximately $1.4 million remainder of the net proceeds for working capital and general corporate purposes. While the Company believes that the proceeds of this offering will be sufficient for such purposes, there can be no assurance that the proceeds of this offering will be sufficient for the Company to commercialize the Aksys PHD system.

  The actual amount of the net proceeds of this offering expended for each purpose may vary significantly depending upon many factors, including the status of the development of the Aksys PHD system, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, and competing technological and market developments. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the offering in short-term, interest bearing securities of investment grade or in short-term bank deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996, the pro forma capitalization of the Company at such date giving effect to the conversion of all outstanding shares of Preferred Stock into 9,248,136 shares of Common Stock and such pro forma capitalization as adjusted to give effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $13.00 per share) and the receipt of the net proceeds therefrom. This table should be read in conjunction with the more detailed financial data and notes thereto included elsewhere in this Prospectus.

                                                   MARCH 31, 1996
                                       ----------------------------------------
                                          ACTUAL      PRO FORMA    AS ADJUSTED
                                       ------------  ------------  ------------
Long-term debt (excluding current
 maturities)(1)......................  $     29,577  $     29,577  $     29,577
                                       ------------  ------------  ------------
Redeemable preferred stock, Series A,
 B, C and D, par value $.01 per
 share; 6,165,424 shares authorized;
 6,165,424 shares issued and
 outstanding, actual; and no shares
 issued or outstanding, pro forma and
 as adjusted.........................    12,406,761           --            --
                                       ------------  ------------  ------------
Stockholders' equity(2):
 Preferred Stock, par value $.01 per
  share; 1,000,000 shares authorized;
  none issued or outstanding.........           --            --            --
 Common Stock, par value $.01 per
  share; 50,000,000 shares
  authorized; 861,457 shares issued
  and outstanding, actual; 10,109,593
  shares issued and outstanding, pro
  forma; and 13,209,593 shares issued
  and outstanding, as adjusted (3)...         8,614       101,096       132,096
 Additional paid-in capital..........           --     12,314,279    49,012,279
 Deficit accumulated during
  development stage..................   (10,077,885)  (10,077,885)  (10,077,885)
                                       ------------  ------------  ------------
  Total stockholders' equity
   (deficit).........................   (10,069,271)    2,337,490    39,066,490
                                       ------------  ------------  ------------
    Total capitalization.............  $  2,367,067  $  2,367,067  $ 39,096,067
                                       ============  ============  ============

- --------
(1) Consists of installment notes payable and capital lease obligations.
(2) Gives effect to an amendment to the Company's certificate of incorporation effective April 1996.

(3) Excludes 1,477,250 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $.23 per share at March 31, 1996. See "Management--1993 Stock Option Plan." Also excludes 10,636 shares of Common Stock issued subsequent to March 31, 1996.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain all future earnings, if any, to fund the development, commercialization and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements from time to time and such other factors as the Board of Directors deems relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   DILUTION

  The pro forma net tangible book value of the Company at March 31, 1995 was $2,262,490, or $0.22 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding, giving pro forma effect to the conversion of all outstanding shares of Preferred Stock into 9,248,136 shares of Common Stock. Without taking into account any changes in the pro forma net tangible book value of the Company, other than to give effect to the sale of the shares of Common Stock offered hereby (assuming a public offering price of $13.00 per share) and receipt of the net proceeds therefrom, the adjusted pro forma net tangible book value of the Company at March 31, 1996 would have been $38,991,490, or $2.95 per share. This represents an immediate dilution in net tangible book value of $10.05 per share to new investors purchasing shares in the offering and an immediate increase in net tangible book value of $2.73 per share to existing stockholders. The following table illustrates this per share dilution.

   Assumed public offering price per share........................       $13.00
     Pro forma net tangible book value per share at March 31,
      1996........................................................ $ .22
     Increase per share attributable to new investors (1).........  2.73
                                                                   -----
   Pro forma net tangible book value after the offering...........         2.95
                                                                         ------
   Dilution to new investors (2)..................................       $10.05
                                                                         ======

  --------
  (1)After deduction of underwriting discounts and commissions and estimated offering expenses.
  (2) Determined by subtracting the adjusted pro forma net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

  The following table sets forth on a pro forma basis as of March 31, 1996 (giving pro forma effect to the conversion of all outstanding shares of Preferred Stock into 9,248,136 shares of Common Stock) the number of shares of Common Stock purchased from the Company, the total consideration paid (based upon, in the case of new investors, an assumed public offering price of $13.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses) and the average price per share paid by existing stockholders and by new investors.

                            SHARES PURCHASED  TOTAL CONSIDERATION
                           ------------------ ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                           ---------- ------- ----------- ------- -------------
   Existing stockholders.. 10,109,593   76.5% $12,479,767   23.6%    $ 1.23
   New investors..........  3,100,000   23.5   40,300,000   76.4      13.00
                           ----------  -----  -----------  -----
     Total................ 13,209,593  100.0% $52,779,767  100.0%
                           ==========  =====  ===========  =====

  The foregoing tables assume no exercise of outstanding options and excludes 10,636 shares of Common Stock issued subsequent to March 31, 1996. At March 31, 1996, there were outstanding options to purchase 1,477,250 shares of Common Stock at a weighted average exercise price of $0.23 per share. To the extent that any of these options or additional options granted after March 31, 1996 are exercised, there will be further dilution to new investors. See "Management--1993 Stock Option Plan" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following statement of operations data for each of the years ended December 31, 1993, 1994 and 1995 and for the period January 18, 1991 (inception) through December 31, 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from the financial statements of the Company, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992, and for the three months ended March 31, 1995 and 1996 and the balance sheet data at December 31, 1991, 1992 and 1993 and at March 31, 1996 are derived from unaudited financial statements and are not, with the exception of the March 31, 1995 and 1996 data, included herein; however, in the opinion of management such unaudited data include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. The financial data for the Company should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Operating results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the full year.

                                                                                                         CUMULATIVE FROM
                                                                                 THREE MONTHS ENDED      JANUARY 18, 1991
                                   YEAR ENDED DECEMBER 31,                            MARCH 31,            (INCEPTION)
                     --------------------------------------------------------  ------------------------      THROUGH
                      1991(1)     1992      1993        1994         1995         1995         1996       MARCH 31, 1996
                     ---------  --------  ---------  -----------  -----------  -----------  -----------  ----------------
STATEMENT OF
 OPERATIONS DATA:
Operating costs and
 expenses:
 Research and
  development....... $     --   $    --   $ 598,748  $ 1,808,638  $ 4,261,230  $   851,318  $ 1,412,506    $  8,081,122
 General and
  administrative....    79,944    36,124    213,923      266,418    1,236,143      253,514      489,190       2,321,742
                     ---------  --------  ---------  -----------  -----------  -----------  -----------    ------------
Operating loss......   (79,944)  (36,124)  (812,671)  (2,075,056)  (5,497,373)  (1,104,832)  (1,901,696)    (10,402,864)
Other income, net...    51,225    17,948     31,582       40,174      152,710       17,676       34,373         328,012
                     ---------  --------  ---------  -----------  -----------  -----------  -----------    ------------
Net loss............ $ (28,719) $(18,176) $(781,089) $(2,034,882) $(5,344,663) $(1,087,156) $(1,867,323)   $(10,074,852)
                     =========  ========  =========  ===========  ===========  ===========  ===========    ============
Pro forma net loss
 per share (2)......                                              $     (0.52)              $     (0.18)
                                                                  ===========               ===========
Weighted average
 shares used to
 compute pro forma
 net loss per share
 (2)................                                               10,322,837                10,322,837
                                                                  ===========               ===========

                                             DECEMBER 31,
                         --------------------------------------------------------   MARCH 31,
                           1991      1992       1993        1994         1995          1996
                         --------  --------  ----------  -----------  -----------  ------------
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............ $  1,182  $  2,943  $  648,193  $ 1,007,015  $ 3,957,105  $  2,102,225
Working capital
 (deficit)..............  (20,340)    2,216     539,127      723,512    3,565,263     1,564,787
Total assets............   27,533    26,505     845,679    1,476,892    4,693,450     2,949,499
Long-term liabilities
 (3)....................      --        --       22,861       84,436       35,761        29,577
Redeemable preferred
 stock..................      --        --    1,500,000    3,900,000   12,406,761    12,406,761
Deficit accumulated
 during development
 stage..................  (28,719)  (46,895)   (827,984)  (2,862,866)  (8,210,562)  (10,077,885)
Total stockholders'
 equity (deficit).......    5,371    25,778    (807,928)  (2,845,166)  (8,201,948)  (10,069,271)

- --------
(1) Represents period from January 18, 1991 (date of inception) through December 31, 1991.
(2) Computed on the basis described in Note 1 of Notes to Financial
    Statements.
(3) Consists of installment notes payable and capital lease obligations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Since its inception in January 1991, the Company has been engaged in the development of hemodialysis products and services for patients suffering from ESRD. The Company has developed the Aksys PHD system, which is designed to enable patients to perform hemodialysis in a self-care setting, such as the patient's home, on a daily basis. The Company has never generated sales revenue and has incurred losses since inception. At March 31, 1996, the Company had a deficit accumulated during the development stage of $10.2 million. The Company expects to incur additional losses in the foreseeable future at least until such time, if ever, that it obtains necessary regulatory clearances or approvals from the FDA to market the Aksys PHD system in the United States or it is able to market the Aksys PHD system in countries other than the United States.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Research and development expenses were $1.4 million for the three months ended March 31, 1996 compared to $851,000 for the three months ended March 31, 1995, an increase of $561,000. The increase was primarily due to additions in research and development personnel, expenses associated with the PHD instrument manufacturing transition, and additional expenses for testing and validation.

  General and administrative expenses were $489,000 for the three months ended March 31, 1996 compared to $254,000 for the three months ended March 31, 1995, an increase of $235,000. The increase was primarily due to hiring of additional management personnel and consultants to support the Company's product and business development, and expenses related to the filing of patents and trademarks.

  Net interest income for the three months ended March 31, 1996 was $34,000 compared to $18,000 for the three months ended March 31, 1995. The increase in net interest income was primarily due to the investment of funds generated from the sale of the Series D Redeemable Preferred Stock of the Company in September 1995 in short-term securities.

  As a result of the foregoing, the Company's net loss was $1.9 million for the three months ended March 31, 1996 compared to $1.1 million for the three months ended March 31, 1995, an increase of $800,000. Research and development expenses were approximately 76% and 78% of net losses for the three months ended March 31, 1996 and March 31, 1995, respectively.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Research and development expenses were $4.3 million for the year ended December 31, 1995 compared to $1.8 million for the year ended December 31, 1994, an increase of $2.5 million. The increase was primarily due to hiring additional research and development personnel, making prototypes of the Aksys PHD system and expenses incurred in preparation of manufacturing scale-up.

  General and administrative expenses were $1.2 million for the year ended December 31, 1995 compared to $266,000 for the year ended December 31, 1994, an increase of $970,000. The increase was primarily due to hiring additional management personnel and consultants to support the Company's continued development of the Aksys PHD system and expenses related to the filing of patent applications.

  Net interest income was $153,000 for the year ended December 31, 1995 compared to $40,000 for the year ended December 31, 1994, an increase of $113,000. The increase in net interest income was primarily due to the investment in short-term securities of funds generated from the sale of Series C Redeemable Preferred Stock in March 1995 and Series D Redeemable Preferred Stock in September 1995.

  As a result of the foregoing, the Company's net loss was $5.3 million for the year ended December 31, 1995, an increase of $3.3 million from the $2.0 million net loss for the year ended December 31, 1994. Research and development expenses were approximately 80% and 89% of net losses for the years ended December 31, 1995 and 1994, respectively.

 Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  Research and development expenses were $1.8 million for the year ended December 31, 1994 compared to $599,000 for the year ended December 31, 1993, an increase of $1.2 million. The increase was primarily due to hiring additional research and development personnel.

  General and administrative expenses were $266,000 for the year ended December 31, 1994 compared to $214,000 for the year ended December 31, 1993, an increase of $52,000. The increase was primarily due to hiring additional management personnel to support the Company's continued development of the Aksys PHD system and the relocation of the Company to a new facility.

  Net interest income was $40,000 for the year ended December 31, 1994 compared to $32,000 for the year ended December 31, 1993, an increase of $8,000. The increase in net interest income was primarily due to the investment of short-term securities of funds generated from the sale of Series B Redeemable Preferred Stock in April 1994.

  As a result of the foregoing, the net loss was $2.0 million for the year ended December 31, 1994, an increase of $1.2 million from the $781,000 net loss for the year ended December 31, 1993. Research and development expenses were approximately 89% and 77% of net losses for the years ended December 31, 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations to date primarily through private sales of its equity securities. Through March 31, 1996, the Company had received net offering proceeds from private sales of equity securities of approximately $12.4 million. Since its inception in 1991 through March 31, 1996, the Company made $800,000 of capital expenditures and used $9.5 million in cash to support its operations. At March 31, 1996, the Company had cash, cash equivalents and short-term investments of $2.1 million and working capital of $1.5 million.

  At March 31, 1996, the Company had a deficit accumulated during the development stage of $10.1 million. The Company expects to incur additional losses in the foreseeable future at least until such time, if ever, that it obtains necessary regulatory clearances or approvals from the FDA to market the Aksys PHD system in the United States or it is able to market the Aksys PHD system in countries other than the United States.

  The Company estimates that during 1996 it will spend approximately $11.5 million for manufacturing scale-up and commercialization of the Aksys PHD system. The Company expects that substantially all of this amount will be used to (i) purchase molds, tooling and other assets to be used by independent contractors to produce the Aksys PHD system and pay for other preproduction costs of such contractors payable by the Company, (ii) product testing and validation including the purchase of preproduction Aksys PHD systems from such independent contractors, (iii) establishing and training a sales and marketing staff and (iv) establishing and training a customer service and technical support staff. The Company also estimates that during 1996 it will spend approximately $100,000 for clinical studies using the Aksys PHD system and approximately $500,000 to relocate to new facilities. See "Use of Proceeds," "Business--Business Strategy" and "Manufacturing and Suppliers." The Company expects to continue to incur substantial expenses related to manufacturing scale-up and commercialization of the Aksys PHD system, protection of patent and other proprietary rights and facility expansion. While the Company believes that the proceeds of this offering will be sufficient for such purposes, there can be no assurance that the proceeds of this offering will be sufficient for the Company to commercialize the Aksys PHD system.

  Generally, the Company intends to enter into contracts with its customers to provide all products and services relating to the Aksys PHD system for a single monthly price, which would include a lease payment for the Aksys PHD system. Financing production of the Aksys PHD system in quantities necessary for commercialization, as well as supplying the Aksys PHD systems on a contracted lease basis, will require a significant investment in working capital. This need for working capital is likely to increase to the extent that demand for the Aksys PHD system increases and the Company leases additional units. The Company would, therefore, have to rely on sources of capital beyond cash generated from operations to finance production of the Aksys PHD system even if the Company is successful in marketing its products and services. The Company currently intends to finance the working capital requirements associated with these arrangements through equipment financing with a commercial lender, although the Company has not yet obtained a commitment for such equipment financing. If the Company is unable to obtain such equipment financing, it would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve its business objectives. There can be no assurance that the Company will be able to obtain equipment financing or alternative financing on acceptable terms or at all.

  The Company expects to use the proceeds of this offering to fund its development and initial commercialization efforts as well as its other working capital requirements. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the timing and costs associated with obtaining FDA approval for, and the production and marketing of, the Aksys PHD system), that the net proceeds of this offering will be sufficient to satisfy the Company's contemplated funding requirements through 1997, assuming it is able to obtain the equipment financing described above. If it is not able to obtain adequate equipment financing, it will need to obtain other financing prior to the second half of 1997 if it is to achieve market launch as currently contemplated.

  The Company's funding needs will depend on many factors, including the timing and costs associated with obtaining FDA clearance or approval, continued progress in the research and development, clinical studies, manufacturing scale-up, the cost involved in filing and enforcing patent claims and the status of competitive products. In the event that the Company's plans change, its assumptions change or prove inaccurate, it is unable to obtain production financing or to obtain such financing on commercially reasonable terms or if the proceeds of this offering, together with other capital resources, otherwise prove to be insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated. In addition, in the future the Company will require substantial additional financing to fund full-scale production and marketing of the Aksys PHD system and related services. The Company has no current arrangements with respect to sources of additional financing. There can be no assurance that FDA clearance or approval will be obtained in a timely manner or at all or that additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. See "Risk Factors--Product Clearance or Approval Uncertain; Extensive Government Regulation" and "--Need for Future Capital" and "Use of Proceeds."

  The Company has not generated taxable income to date. At March 31, 1996, the net operating losses available to offset future taxable income were approximately $10.0 million. Because the Company has experienced ownership changes, future utilization of the carryforwards may be limited in any one fiscal year pursuant to Internal Revenue Code regulations. The carryforwards expire at various dates beginning in 2008. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce federal income tax liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

  In accordance with Statement of Financial Accounting Standards No. 123, the Company will continue to measure compensation cost for stock options using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure requirements of Statement No. 123 will be incorporated into the December 31, 1996 financial statements.

                                   BUSINESS

GENERAL

  The Company was formed to provide hemodialysis products and services for patients suffering from end stage renal disease, commonly known as chronic kidney failure. The Company has developed an automated personal hemodialysis system which is designed to enable patients to perform hemodialysis in a self-care setting, such as the patient's home, on a daily basis. The Company believes that its products and services will provide a superior alternative to currently available kidney dialysis treatment modalities by providing better clinical outcomes, lower overall costs and improved quality of life for dialysis patients. The Company has submitted a 510(k) premarket notification to the FDA to market the Aksys PHD system and, if clearance is granted in 1996, the Company plans commercial launch of its products and services during 1997. There can be no assurance that the Company will be able to obtain regulatory clearance or approval in a timely manner or at all.

INDUSTRY OVERVIEW

 End Stage Renal Disease

  A healthy human kidney continuously removes waste products and excess water from the blood. ESRD is a slow, progressive loss of kidney function caused by inherited disorders, prolonged medical conditions such as diabetes and hypertension or the long-term use of certain medications. ESRD is irreversible and lethal if untreated. Life can be sustained only through either transplantation or dialysis. Transplantation is severely limited due to the shortage of suitable donors, the incidence of organ transplant rejection and the age and health of many ESRD patients. The vast majority of patients, therefore, must rely on dialysis for the remainder of their lives.

  Based upon information published by HCFA, the approximate number of ESRD patients in the United States requiring dialysis treatments has grown from 66,000 at the end of 1982 to 187,000 at the end of 1994, representing a compound annual growth rate of approximately 9%. In addition, according to international patient registries compiled by the USRDS, there were approximately 240,000 dialysis patients in Europe and Japan in 1993. Reimbursement for dialysis treatments in the United States in 1995 is estimated by the Company to have exceeded $3.5 billion. The Company believes that the sustained growth in the ESRD population, especially in the United States, has been caused by (i) the aging of the population (the median age of newly diagnosed ESRD patients in the United States is 62), (ii) the greater longevity of patients with diabetes and hypertension, two patient groups at high risk for ESRD, and (iii) the relatively more rapid growth in the general population of certain ethnic subsets that have a higher incidence of ESRD.

  Given the expense of kidney dialysis treatments and the lack of effective alternative therapies, in 1972 Congress enacted legislation providing for Medicare funding for all eligible patients with ESRD regardless of age or financial circumstances. Under this program, Medicare is responsible for payment of 80% of the rate set by HCFA for reimbursement of outpatient dialysis. Although this program brought dialysis to virtually all patients in need of treatment, the cost of funding the program grew rapidly, quickly exceeding original expectations. In an effort to hold down these costs, Congress has capped the Medicare reimbursement rate for outpatient dialysis since 1983 at approximately $20,000 per patient per year. The costs of operating dialysis centers, however, such as capital, labor and facility overhead, have continued to rise. These circumstances incentivize dialysis providers to seek ways of reducing dialysis costs. For example, certain dialysis providers may be shortening dialysis treatments, reusing medical equipment and supplies intended for a single use and shifting the responsibilities of doctors and nurses to employees with less training.

 Prevailing Treatment Methods

  Hemodialysis and peritoneal dialysis are the two prevailing methods of dialysis.

  Hemodialysis. HCFA estimates that as of December 31, 1994, approximately 83% of the ESRD dialysis patients in the United States were receiving hemodialysis. Approximately 2% of these patients perform treatment in their homes, and all others receive treatment at outpatient facilities. Outpatient hemodialysis requires that a patient travel to a dialysis clinic three times per week for dialysis sessions lasting three to four hours. In each session, the patient's blood is cleansed by circulation through an artificial kidney controlled by a dialysis machine.

  Home hemodialysis was common practice prior to Medicare funding, with approximately 42% of the 11,000 United States dialysis patients on home hemodialysis in 1973. Although the initial motivation for performing home treatment for many patients was to reduce the cost of hospital-based dialysis, clinicians report that many of these patients found significant advantages in quality of life when treating themselves at home. As Medicare funding became available, however, the vast majority of patients began receiving treatment in outpatient facilities, and hemodialysis machines became more complex and sophisticated as they evolved for use in clinics. The dialysis machines currently used in these centers are predominantly operated by trained personnel and require significant manual preparation and cleaning in connection with each treatment session.

  Peritoneal Dialysis. HCFA estimates that as of December 31, 1994, approximately 17% of the ESRD dialysis patients in the United States were receiving peritoneal dialysis, with over 98% performing such treatment in their homes. There are two principal forms of peritoneal dialysis, and all forms use the patient's peritoneum, a large membrane rich in blood vessels that surrounds many of the body's internal organs, as a filter to eliminate toxins and excess fluids from the patients's blood. Dialysate, a blood-cleansing electrolyte solution, is infused through a catheter into the patient's peritoneal cavity. Once this fluid absorbs the toxins and excess water that are filtered from the blood through the peritoneum, it is drained from the peritoneal cavity through a catheter. In the most common form of peritoneal dialysis, Continuous Ambulatory Peritoneal Dialysis ("CAPD"), the process of exchanging dialysate into and out of the patient's peritoneal cavity occurs four times daily, seven days per week. The other form, Continuous Cycling Peritoneal Dialysis ("CCPD"), uses an instrument to automatically perform exchanges of solution through the peritoneal cavity overnight, while the patient sleeps. Both forms require strict aseptic technique.

 Limitations of Prevailing Treatment Methods

  Hemodialysis. Outpatient hemodialysis has produced relatively poor clinical outcomes, high total treatment costs and low quality of life for dialysis patients. These clinical outcomes are reflected in the mortality rates of dialysis patients which, according to the National Kidney Foundation, in 1992 were 23.6% in the United States as compared to 11.0% in France and 9.7% in Japan. Although mortality rates are influenced by many factors, including the relative risk of death determined by considering age, overall health and other variables, a study published in 1994 indicates that, even after adjusting for relative risk of death, the mortality rate in the United States was twice that of Japan. While the exact cause of this difference in mortality rates has not been established, the USRDS has determined that mortality in patients is highly correlated to the dose of dialysis delivered to patients. In general, the dose of dialysis depends on the performance of the artificial kidney, patient size and the duration of treatment.

  Patients receiving outpatient hemodialysis experience a number of chronic and acute health problems. The chronic problems include hypertension, anemia (low red blood cell count), malnutrition, fluid and electrolyte imbalance, calcium deficiency, insomnia, sexual impotency, decreased mental acuity and lower energy levels. The acute problems include headaches, nausea, hypotension and asthenia (a general lack of strength and vitality), which are associated with thrice weekly dialysis sessions. In addition, a general feeling of ill health tends to increase between dialysis treatments as a result of toxins, sodium and water building up in the patient's blood. These side effects have a significant impact on (i) clinical outcomes, with the leading cause of death among ESRD patients being cardiovascular disease, which many clinicians believe is caused in large part by oscillations in toxins, sodium and body fluid levels, (ii) total patient costs, resulting from the frequent need to hospitalize ESRD patients as well as the need to treat anemia and hypertension with medication and (iii) patient quality of life, with patients having to not only suffer through these chronic and acute health problems, but also essentially to devote three days per week to the treatment regimen.

  The Company believes that these health problems are caused in part by inadequate dose of dialysis. The amount of toxins removed from the blood during dialysis is widely accepted to be determined by a formula indicating that hemodialysis is most efficient in the earlier stages of therapy. The efficiency of dialysis in removing toxins over time is predicted by this formula which is shown below in simplified form for purposes of illustration.

                                      LOGO

  Thus, simply increasing the duration of a treatment session is not the most efficient way to improve the dose of hemodialysis. Rather, the efficiency of hemodialysis and the delivered dose can be improved with more frequent dialysis sessions of shorter duration. For example, one informal study by Dr. Umberto Buoncristiani, a member of the Company's Scientific Advisory Board, has indicated that six sessions lasting two hours are able to remove over 40% more urea than three sessions lasting four hours using common dialysis parameters. More frequent sessions also decrease the severe oscillations in toxin and hydration levels associated with the prevailing thrice weekly dialysis regimen and should result in fewer side effects.

  The clinical outcomes of conventional dialysis have contributed to the significant patient treatment cost to Medicare. According to HCFA, total treatment costs per dialysis patient paid by Medicare have risen from $33,400 in 1988 to $44,400 in 1991. Based on historical growth rates provided by HCFA, the cost per dialysis patient paid by Medicare in 1995 is estimated by the Company to be approximately $58,000. The cost of hospitalization on a fee for service basis represents the most significant component of this increase. While reimbursement for outpatient hemodialysis treatment (the "composite rate") has been capped since 1983, reimbursement for the associated cost of care due to chronic and acute health problems and other complications continues to be reimbursed on a fee for service basis. Under this reimbursement scheme, providers have an incentive to reduce the cost of outpatient dialysis rather than the total cost of treating dialysis patients. The following chart illustrates the growth in annual cost per patient paid by Medicare:

                                              LOGO

  The Company expects that Medicare will eventually change its reimbursement with respect to ESRD patients to a managed care system where all costs of treating ESRD patients are subject to a cap. This would incentivize providers to focus on clinical outcomes in order to reduce the total cost of care. Congress has mandated a demonstration project to evaluate the benefits of a managed care approach, in which providers would be paid a capitated rate covering both in-patient and outpatient care, for this patient population. This project is scheduled to begin in 1997 and to run for three years.

  Peritoneal Dialysis. Although peritoneal dialysis accounted for 17% of the dialysis patient population in 1994, according to HCFA, approximately 18% of the home dialysis patients in the United States switched to outpatient dialysis. The Company believes that most of these patients switched from peritoneal dialysis to outpatient hemodialysis because of the following limitations presented by CAPD, the most common form of peritoneal dialysis:
(i) due to the limited efficiency of using the peritoneal membrane as a filter for toxin removal, patients must have a relatively low body weight or have some residual kidney function to achieve adequate levels of dialysis (once residual kidney function is lost, which is eventually the case in most patients, CAPD is no longer a viable treatment for a majority of the population); (ii) CAPD demands considerable responsibility and time to perform the required four exchanges of solution each day, which often causes patient "burnout" and non-compliance with the prescribed regimen; (iii) peritoneal dialysis demands that patients follow strict aseptic techniques when changing dialysate bags because the failure to do so often leads to peritonitis, an infection of the peritoneum; and (iv) the supplies used in peritoneal dialysis require considerable storage space given the quantity of dialysate (up to 30 large boxes per month) used in this treatment.

  The Company believes that most new peritoneal dialysis patients choose CCPD, in part, in an attempt to improve clinical outcomes. Although CCPD addresses some of the limitations imposed by CAPD, it continues to present a risk of infection of the peritoneum and in many cases requires some residual kidney function to achieve adequate levels of dialysis. Moreover, because CCPD must often be supplemented with peritoneal dialysis performed by the patients during the day using the CAPD method, patient "burnout" also occurs.

 Daily Hemodialysis Alternative

  The Company believes that increasing the frequency of hemodialysis treatments while decreasing the length of each treatment session can significantly improve clinical outcomes and patient quality of life while reducing the total cost of managing ESRD patients. The Company has compiled data on 52 patients dialyzing six or seven times per week, which included approximately 24 patients from an earlier study of daily hemodialysis conducted by Dr. Umberto Buoncristiani, a member of its Scientific Advisory Board. The data obtained from these retrospective studies indicates that the patients involved, when dialyzing six or seven times per week, experienced normalization of blood pressure, decreased incidence of anemia, improved appetite and decreased mortality. In addition, according to Dr. Buoncristiani, most of the ESRD patients who performed hemodialysis on a daily basis in his study reported that daily hemodialysis gave them a more positive attitude toward treatment and higher quality of life. Neither the Company nor the Aksys PHD system was involved in the treatments received by patients in these studies and the Company did not fund these studies. Moreover, patient selection for these studies was not randomized; the Company gathered the data on a retrospective basis from providers that it knew were treating patients with a daily hemodialysis regimen. Consequently there can be no assurance that the patient populations in these studies are representative of the general ESRD patient population. As a result, these studies should not be considered as definitively establishing the impact of daily hemodialysis on clinical outcomes.

  Despite the potential benefits of daily hemodialysis, several barriers have prevented it from becoming a viable treatment regimen. The most significant is the economic implication of administering hemodialysis to patients every day. Under the current capped Medicare reimbursement level, dialysis providers cannot afford the additional costs that would be incurred in providing daily treatments in outpatient facilities. Requiring daily visits to a dialysis treatment facility would also place additional burdens on a patient's lifestyle.

  There is also a perception that vascular access complications arising from inserting the needles into the patient's blood access site may increase with daily treatment sessions. These complications are common in the clinical setting already and account for a significant portion of the cost of treating patients. The Company believes, however, that vascular access complications should not increase with daily hemodialysis sessions in a home or self-care setting and such complications may in fact decrease. There are a number of approaches to vascular access that may enhance daily treatments, including (i) the use of "single needle" vascular access devices which reduce the number of punctures by half, (ii) the use of central venous catheters which eliminate the need to use needles at all, and (iii) the practice of inserting needles in the same site each day, which has been demonstrated to have several benefits according to publications by Dr. Zbylut J. Twardowski, a leading dialysis researcher and the Chairman of the Company's Scientific Advisory Board.

  The Company believes that most barriers to daily hemodialysis could be overcome if it were available in the patient's home, but to date no hemodialysis machine has become widely available that would make daily home hemodialysis a feasible alternative therapy for the general dialysis patient population.

THE AKSYS SOLUTION

  Aksys has developed an automated personal hemodialysis system. By addressing the many drawbacks of conventional hemodialysis systems, which have prevented the widespread use of home hemodialysis, the Company believes its products and services can be instrumental in improving clinical outcomes, decreasing the total treatment costs and improving quality of life for dialysis patients. The following chart describes how the Aksys PHD system addresses the drawbacks presented when ESRD patients use conventional systems for home hemodialysis:

       DRAWBACK          CONVENTIONAL HOME SYSTEMS           AKSYS PHD SYSTEM
- ------------------------------------------------------------------------------------
  Complexity           Complicated equipment designed Designed for operation by
                       for operation only by trained  patients at home through
                       personnel.                     computerized, user-friendly
                                                      interface.
- ------------------------------------------------------------------------------------
  Time and Effort      Difficult and time consuming   Fully automated, requiring
                       to setup, operate, clean and   minimal patient involvement.
                       maintain.
- ------------------------------------------------------------------------------------
  Cost of Consumables  Requires frequent replacement  Integrated automatic
                       of blood circuit.              disinfection system designed
                                                      to enable safe and effective
                                                      reuse of blood circuit.
- ------------------------------------------------------------------------------------
  Clinical Monitoring  Patient treatment compliance   Patient monitored by, and able
                       monitoring and patient ability to communicate with, clinic
                       to consult with clinic not     through real time on-line
                       available unless treatment     monitoring system.
                       received in an outpatient
                       facility.
- ------------------------------------------------------------------------------------
  Partner Involvement  Partner required to operate    Designed to be operated solely
                       machine and assist patient.    by patient in most cases.
- ------------------------------------------------------------------------------------
  Storage              Large volume of consumables    Substantially fewer and
   Requirements        and dialysate consumed each    smaller items consumed with
                       month.                         each treatment.
- ------------------------------------------------------------------------------------
  Transportability     Equipment not easily           Designed to be easily
                       transportable. Water           transportable. All essential
                       purification separate from     components, including water
                       dialysis machine. Patient must purification system, are
                       arrange to visit local clinic  integrated in machine and
                       when traveling.                separable into three modules.

  Although the most common form of peritoneal dialysis, CAPD, does not require a dialysis machine, as discussed above, peritoneal dialysis has inherent limitations. The Company believes that the Aksys PHD system addresses the primary drawback of both forms of peritoneal dialysis by delivering a substantially greater dose of dialysis in significantly less time. Furthermore, by enabling the use of daily hemodialysis, the Aksys PHD system overcomes other limitations of peritoneal dialysis such as the risk of peritonitis and patient non-compliance to the prescribed regimen.

  The Aksys PHD system is intended to reduce total treatment costs for ESRD patients, including hospitalization costs. There is no reliable way at this time, however, to quantify the potential savings in total treatment costs. The Company expects that the Aksys PHD system will be priced at a cost comparable to that of competing dialysis treatment modalities. Thus, the Company expects there to be little or no reduction in dialysis cost (as opposed to total treatment costs) associated with the Aksys PHD system.

  Although the Company believes that the Aksys PHD system provides a solution to many of the problems presented by conventional dialysis modalities, there are a number of risks that must be overcome for the Aksys PHD system to succeed, including the uncertainty of obtaining regulatory clearance or approval and of achieving market acceptance and development. See "Risk Factors."

BUSINESS STRATEGY

  The Company believes that the Aksys PHD system offers the potential for better clinical outcomes, lower total treatment costs and improved quality of life for dialysis patients. The relatively poor patient outcomes resulting from current dialysis treatment methods and the increasing total cost of treating ESRD patients have created significant demand for improved dialysis systems. Through the Aksys PHD system, the Company intends to capitalize on this demand by pursuing the following strategies.

  Target Specific Market Segments. The Company intends to market its products and services directly to those providers of dialysis services most focused on patient outcomes and total cost of care. This strategy is designed to achieve access to the key patient segments which the Company believes will be especially receptive to daily home hemodialysis using the Aksys PHD system, including: (i) dialysis patients currently receiving conventional home hemodialysis, (ii) dialysis patients who drop out of home peritoneal dialysis,
(iii) ESRD patients currently enrolled in a managed care program, such as a health maintenance organization and (iv) ESRD patients who are just beginning dialysis treatment. In the United States, these segments accounted for approximately 2,300, 5,500, 6,000 and 65,000 dialysis patients, respectively, in 1994 according to industry data. Although the Aksys PHD system has been designed primarily for home use, the Company believes it will also be an attractive alternative dialysis device for self-care clinics and nursing homes.

  Provide a Broad Range of Dialysis Products and Services. The Company intends to provide a broad range of products and services for hemodialysis patients and providers. In addition to the delivery, installation and maintenance of the Aksys PHD system, the Company intends to provide training, technical support and delivery of all required consumables. The Company intends to enter into contracts with its customers to provide the instrument and all consumables and services for a single monthly price.

  Capture and Provide Outcome Data. The Aksys PHD system has a built-in computer capable of recording specific medical data regarding dialysis treatment and patient health and compliance. Outcome data can be furnished on-line to the healthcare provider responsible for treating the patient and will aid the provider in assessing the effectiveness of the patient's dialysis treatment prescription as well as promote the potential clinical and cost benefits of daily home hemodialysis. Outcome data should become increasingly important if, as the Company believes, HCFA moves towards a reimbursement system that capitates total ESRD patient cost.

  Implement Programs to Demonstrate Clinical Benefits and Cost-Effectiveness. The Company intends to complement its marketing by conducting clinical studies and implementing other measures designed to document the clinical and cost benefits it believes will result from daily home hemodialysis using the Aksys PHD system. Among the programs the Company intends to sponsor is a comprehensive randomized prospective study to evaluate and document the clinical and economic implications of daily home hemodialysis. In collaboration with members of the Company's Scientific Advisory Board and other leading nephrologists, the Company intends to promote the benefits of the Aksys PHD system through publication in clinical journals and presentations at scientific conferences of the results of these studies.

  Phased Domestic and International Market Launch. The Company believes that there is worldwide demand for a lower cost, more clinically effective approach to dialysis. In addition to pursuing market launch in the United States, the Company is establishing marketing and regulatory resources in Europe, Japan and elsewhere. According to international patient registries compiled by the USRDS, there were more than 107,000 dialysis patients in Europe and more than 134,000 dialysis patients in Japan, both as of December 31, 1993.

THE AKSYS PHD SYSTEM AND TECHNOLOGY

 Aksys PHD System

  The Aksys PHD system is a fully-automated personal dialysis instrument designed to enable patients to perform hemodialysis in a self-care setting, such as the patient's home, on a frequent or daily basis. The Aksys PHD system is designed to minimize the patient's time and effort involved in performing each hemodialysis treatment and to be operated by the patient without the need for partner assistance. Through a touch sensitive display screen with instructions available on a graphic video display, the Aksys PHD system is designed to be less intimidating and easier to use than current hemodialysis systems. The system can be separated into three modules to facilitate transportability.

  The Aksys PHD system is designed to evaluate prior to each treatment the performance of the artificial kidney in removing toxins from the patient's blood to ensure that the prescribed dose of hemodialysis is achieved during the treatment. The Aksys PHD system also automatically evaluates the water treatment filters and indicates whether a replacement is required and verifies that all critical safety systems, sensors and alarms are operating correctly.

  To begin a treatment session on the Aksys PHD system, the patient would connect the blood tubing to the vascular access device and attach an integrated blood pressure cuff. A user-friendly, touch-sensitive monitor prompts the patient through the treatment and displays procedure and patient-specific information for review. The Aksys PHD system is designed to monitor during the treatment a variety of vital statistics, including the patient's blood pressure and blood flow rate, the amount of water removed from the patient, the length of the treatment session and other key parameters. The treatment can be suspended at any time by the patient. If the patient's blood pressure drops below normal levels during the treatment, the system prompts the patient to take appropriate action. Data from a hemodialysis treatment is displayed for viewing by the patient and can be communicated by modem to the dialysis provider or other healthcare personnel as the treatment occurs (so that treatment progress can be monitored) or at pre-determined intervals (as a summary of several treatments).

  At the end of a treatment session, the patient reconnects the blood tubing to the system and inserts two small bottles of dialysate in the system to replace those consumed during the treatment. The Aksys PHD system then automatically flushes and disinfects all fluid pathways, performs a self-diagnostic test to determine whether the disinfection was adequate and readies itself without further patient involvement for the next treatment session.

 Aksys Technology

  The design of the Aksys PHD system incorporates numerous features that the Company believes enable the system to be used safely, effectively and conveniently by the patient in the home as well as in other self-care settings. Several of these features are proprietary to the Company. See "-- Patents and Proprietary Rights."

  Conventional dialysis machines utilize an external extracorporeal circuit, which consists of two blood tubing sets, an artificial kidney and a vascular access device such as a needle or catheter. The extracorporeal circuits used by these machines are typically discarded at the end of each treatment and consequently must be manually assembled, installed and primed prior to each use and rinsed out, disassembled and discarded after each use. Also, the instrument and water purification system need to be disinfected periodically, which usually involves the use of chemical disinfectants that must be properly stored, mixed for use and discarded after use. The Aksys

PHD system's extracorporeal circuit, in contrast, is internal, is cleaned and disinfected automatically and does not need to be handled by the patient between uses. Since the instrument is disinfected using hot water, there are no chemicals to purchase, store, mix or discard. The Company has filed a patent application, as well as holds an exclusive license, with respect to certain technology relating to cleaning and disinfecting a hemodialysis machine.

  Conventional dialysis machines used in clinics obtain dialysate-quality water from a central water purification system. These systems typically are large, require significant upkeep and have special plumbing requirements. The Aksys PHD system utilizes an integrated water purification and filtration system that requires minimal plumbing modifications and is self-contained in the instrument, making the system transportable. In addition, whereas dialysis machines used at home today generally require the assistance of a partner for set-up, cleaning and maintenance of the machine and to monitor the patient during treatment to intervene in the event of an adverse reaction, the Aksys PHD system is designed to be used with no partner involvement. Patients can be monitored in real time by trained professionals in a dialysis clinic or other remote location.

  As a way of further automating the treatments, the Aksys PHD system is designed to automatically mix water purified through the Company's water purification and filtration system with powdered dialysate to create the fluid used in the treatment. The system employs a proprietary coupling feature to connect the dialysate bottle to the instrument and microchip technology designed to ensure that the dialysate mixture prescribed for the patient is the one actually administered. These features eliminate the need for manual mixing or storage of large quantities of pre-hydrated dialysate and minimize the potential for errors in dialysate preparation.

  In order to determine the amount of toxins that an artificial kidney is removing from the blood, it is necessary to measure the urea transport rate characteristics of the artificial kidney prior to a treatment session. Outpatient dialysis centers typically perform this function manually through an indirect method that can be inaccurate. The Aksys PHD system employs a method of directly measuring the transfer rate of the artificial kidney that the Company believes is more accurate and reliable than the method now used. This method, to which the Company holds an exclusive license, requires no patient involvement.

  The Aksys PHD system has also been designed to be ergonomically suitable for use by an unassisted patient in a self-care setting. Conventional hemodialysis machines are designed to be used by professionals who are standing in front of the machine. The Aksys PHD system is designed for use by patients seated in a reclining chair next to the machine. The extracorporeal circuit can be rotated for accessibility from either side of the instrument, which allows the patient to change positions relative to the instrument to accommodate changes in access site (for example, from the left arm to the right arm). The system is operated through a flat panel graphic display with a touch-sensitive overlay. This format allows the patient to operate the machine easily by touching high contrast icons presented on the screen.

  Through integration of the foregoing Aksys technology, the Company has developed a hemodialysis machine that it believes will be easy to use on a daily basis. Unlike conventional hemodialysis machines, the Aksys PHD system requires minimal patient involvement in the otherwise labor intensive aspects of hemodialysis, does not require the patient to store, handle or dispose of chemicals or large bottles of dialysate, can be used with little if any partner involvement or modification in existing plumbing and can be transported with the patient for vacation, business or other travel activities. In addition to safety and lifestyle advantages, the Company believes these features can lead to improved patient compliance, further improving outcomes.

 Other Products and Services

  To fully service hemodialysis patients, the Company intends to develop a service network to provide support for patients and dialysis providers in all aspects relating to the use and maintenance of the Aksys PHD system. The Company expects this service network will provide (a) delivery and installation of the Aksys PHD system (including arranging for any minor changes to plumbing and electrical circuits in the patient's home, or other self-care setting, that will be necessary for operation of the Aksys PHD system), (b) technical service through a 24 hour call center and through field representatives who will maintain and repair all components of the Aksys PHD system, (c) delivery of consumables used in dialysis such as the artificial kidney and arterial and venous blood tubing (which are replaced periodically), water purification components and dialysate concentrate, (d) delivery of ancillary supplies such as dressings, tape, antiseptics, drugs and syringes, and (e) customer service representatives who will interface with the dialysis provider to address the status of, and any necessary changes in, the patient's treatment made by the dialysis provider. The Company believes that by providing all of the products and services necessary to perform hemodialysis at home as well as in other self-care settings and nursing homes, the Company can establish and maintain loyalty with patients and dialysis providers.

MANUFACTURING AND SUPPLIERS

  The Company does not intend to initially manufacture any component of the Aksys PHD system or related consumables. With respect to the Aksys PHD system, the Company has contracted with SeaMED Corporation ("SeaMED"), a contract manufacturer of medical devices, to assemble and produce the dialysis machine. The Company has entered into an agreement with SeaMED that remains in effect for three years after delivery of the first production model of the Aksys PHD system, subject to earlier termination under specified circumstances. SeaMED has specialized in the custom manufacturing of medical instrumentation for more than 15 years and is certified to ISO requirements for manufacture of such products. ISO Certification is an internationally recognized standard of quality manufacturing. The Company intends to use a portion of the proceeds from this offering to purchase assets to be utilized by SeaMed for commercial-scale production of the Company's products. The Company intends to identify additional manufacturing locations in the future, whether or not owned by SeaMED, to avoid having to rely on a single location. There can be no assurances that the Company will be able to do so on terms acceptable to it. The manufacturing of the Company's products is subject to GMP and other requirements prescribed by regulatory agencies. There can be no assurance that SeaMED or any other manufacturer of the Company's products will continue to comply with applicable regulatory requirements or that SeaMED or any such manufacturer will be able to supply the Company with such products in sufficient quantity or at all. See "Risk Factors--Risk of Manufacturing Scale-Up; Substantial Reliance on Independent Manufacturing Contractors and Suppliers."

  Certain key components of the Aksys PHD system, such as the dialyzer, are available from other manufacturers. The blood circuit, however, is custom made to the Company's specifications by a single supplier. The Company has entered into a contract with Texas Medical Products, Inc. to supply this product. Similarly, the dialysate chemicals supplied to patients using the Aksys PHD system will be custom made and packaged to the Company's specifications. The Company believes that a number of suppliers exist for these chemicals. There can be no assurances, however, that any of the key components of the Company's products will be available on terms acceptable to the Company or at all.

SALES AND MARKETING

  The Company intends to operate with a relatively small direct sales force to market its products and services, primarily to healthcare providers such as hospitals, dialysis clinics, managed care organizations and nephrology physician groups. The Company intends to distribute and provide technical support for the PHD system through third parties. There can be no assurance, however, that the Company will be able to establish internal marketing, distribution and sales activities or arrange for third parties to perform such functions on acceptable terms, if at all. See "Risk Factors--Limited Marketing Experience" and "--Need to Develop Distribution, Customer Service and Technical Support Organizations."

  The Company intends to complement its marketing efforts by sponsoring a comprehensive prospective study to evaluate and document the clinical and economic implications of daily home hemodialysis. In collaboration with members of the Company's Scientific Advisory Board and other leading nephrologists, the Company also intends to promote the benefits of the Aksys PHD system through publication in clinical journals and presentation at scientific conferences.

COMPETITION

  The Company expects to compete in the kidney dialysis market with suppliers of hemodialysis and peritoneal dialysis devices, supplies and services. The Company does not intend to compete with providers of dialysis services such as the national dialysis providers or managed care companies. Rather, it intends to market its products and services to these providers and to work with them to make home hemodialysis a viable alternative to currently available treatment methods.

  The Company's primary competitors in supplying dialysis equipment, supplies and services are expected to be Baxter International, Inc., Fresenius USA, Inc. and CGH Medical, Inc. (Cobe, Gambro, Hospal). These companies and most of the Company's other competitors have substantially greater financial, scientific and technical resources, research and development capabilities, marketing and manufacturing resources and experience than the Company and greater experience in developing products, providing services and obtaining regulatory approvals. In addition, the Company is aware of at least one other company that may be developing a machine that could be used for daily home hemodialysis.

  The Company's ability to successfully market its products and services could be adversely impacted by pharmacological and technological advances in preventing the progression of ESRD in high-risk patients such as those with diabetes and hypertension, technological developments by others in the area of dialysis, the development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants. There can be no assurance that competitive pressures or technological advancements will not have a material adverse effect on the Company.

  The Company believes that competition in the market for kidney dialysis equipment, supplies and services is based primarily on clinical outcomes, price, product performance, cost-effectiveness, reliability and technological innovation and that such competition in the home hemodialysis market will be based on such factors as well as on products being relatively easy to use, transport and maintain. Certain kidney dialysis equipment manufacturers and service providers currently own and operate, or may in the future acquire, dialysis treatment facilities and other providers. As a result, the Company's ability to sell its products and services to such providers may be adversely affected.

PATENTS AND PROPRIETARY RIGHTS

  The Company owns no patents but has filed patent applications directed to a number of different features of the Aksys PHD system in the United States, and in several other countries that have significant hemodialysis markets. The Company has also filed a Patent Cooperation Treaty ("PCT") patent application that permits it to file patent applications in additional PCT-member countries for a limited period of time. The Company expects to file additional patent applications in the United States directed to the Aksys PHD system as new technology is developed. Additionally, the Company has obtained exclusive licenses with respect to different features of the Aksys PHD system.

  TWARDOWSKI LICENSE. On April 1, 1993, the Company entered into a License Agreement (the "Twardowski License") with Dr. Zbylut Twardowski, a member of the Company's Scientific Advisory Board, granting to the Company a worldwide exclusive license which relates to the patent issued on August 9, 1994 entitled "Artificial Kidney for Frequent (Daily) Hemodialysis" which expires August 9, 2011 (the "Twardowski Patent"). The Twardowski Patent relates to an artificial kidney intended to provide frequent (daily) home hemodialysis. The Twardowski License has a duration for as long as the Twardowski Patent remains in effect. The Twardowski License provides for royalties based on the revenue received by the Company from the sale or lease of the licensed product. Beginning in 1996, the Twardowski License requires certain minimum semiannual royalty payments. If the Company fails to make any such minimum royalty payment, Twardowski has the option to convert the Twardowski License to a non-exclusive license. There can be no assurance that the Twardowski Patent will provide the Company significant exclusivity or benefit in its markets. Furthermore, competitors may develop alternative technology that achieves the same advantages as the Twardowski Patent.

  BOAG LICENSE. On April 1, 1993, the Company also entered into a License Agreement (the "Boag License") with Cynthia P. Walters for the use of a patent entitled "Dialyzer Reuse System" issued on

September 22, 1987, which expires September 22, 2004 (the "Boag Patent"). The Boag License is exclusive subject to the rights of Servall Corp. to market its HR3000 product, a device for facilitating reuse of consumables with conventional hemodialysis machines. The Boag Patent relates to a dialysis reuse system for cleaning, sterilizing and testing a hemodialysis machine and its associated dialyzer and blood tubing set. The Boag License has a duration for as long as the Boag Patent remains in effect. The Boag License provides for royalties based on the revenue received by the Company from the sale or lease of the licensed product with a minimum semiannual royalty payment. Commencing with the third semiannual period after the first licensed product is sold, if the Company pays no more than the minimum semiannual royalty payment for two consecutive semiannual periods, the licensor has the right to convert the Boag License to a non-exclusive license. Also, commencing with the first semiannual period occurring five years after the first licensed product is sold, if the Company pays no more than the minimum semiannual royalty payment for two consecutive semiannual periods, the licensor has the right to terminate the Boag License. In the event of infringement of the patent by third parties, the Company's right to enforce the patent is subject to the licensor's superior right to bring suit on its own and to recover all damages without accounting to the Company. There can be no assurance that the Boag Patent will provide the Company significant exclusivity or benefit in its markets. Furthermore, competitors may develop alternative technology that achieves the same advantages as the Boag Patent.

  None of the Company's own patent applications have issued as patents. There can be no assurance that any of the Company's pending patent applications will be approved by the patent offices in the various countries in which they were filed. In addition, there can be no assurance that the Company will develop additional proprietary products or processes that are patentable or that any patents that may issue to or be licensed by the Company will provide the Company with competitive advantages. There can be no assurance that the Company's patent applications or patents that may issue to or be licensed by the Company will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating the Company's technologies. Furthermore, there can be no assurance that others will not or have not independently developed similar products, duplicated and designed any of the Company's products or design around the patents that may issue to or be licensed by the Company. Any of the foregoing results could have a material adverse effect on the Company.

  The commercial success of the Company will depend, in part, on its ability to avoid infringing patents issued to others. The field of dialysis includes a significant number of patents that have issued to third parties. The Company may receive from third parties, including potential or actual competitors, notices claiming that it is infringing third party patents or other proprietary rights. If the Company were determined to be infringing any third-party patent, the Company could be required to pay substantial damages, alter its products or processes, obtain licenses or cease certain activities. In addition, if patents are issued to others which contain claims that compete or conflict with the licensed patents or patent applications of the Company and such competing or conflicting claims are ultimately determined to be valid, the Company may be required to pay damages, to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If the Company is required to obtain any licenses, there can be no assurance that the Company will be able to do so on commercially favorable terms, if at all. The Company's failure to obtain a license to any technology that it may require to commercialize its products could have a material adverse impact on the Company's business, operating results and financial condition.

  Litigation, which could result in substantial costs to and diversion of effort by the Company, may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights. There can be no assurance that any effort in litigation to enforce the patents that may be issued to the Company or licensed by the Company will result in the patent being ruled valid, enforceable and infringed. If third parties have issued patents or prepare and file patent applications in the United States that claim technology also claimed by the Company in either its licensed patents or pending application, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs to and diversion of effort by the Company, even if the eventual outcome is favorable to the Company. Any such litigation or interference proceeding, regardless of outcome, could be expensive and time consuming and could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology and, consequently, could have a material adverse effect on the Company's business, operating results and financial condition.

  In addition to patent licenses and applications for patents, the Company possesses trade secrets, copyrights, proprietary know-how and unpatented technological advances. The Company seeks to protect these assets, in part, by confidentiality agreements with its business partners, consultants and vendors and non-competition agreements with its officers and employees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently developed by others.

GOVERNMENT REGULATION

 Food and Drug Administration

  The Aksys PHD system is regulated as a medical device by the FDA under the FDC Act. Pursuant to the FDC Act, the FDA regulates the manufacture and distribution of medical devices in the United States. Noncompliance with applicable requirements can result, among other things, in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of premarket clearance or approval of devices, recommendations by the FDA that the Company not be allowed to enter into government contracts and criminal prosecution. The FDA also has authority to require repair, replacement or refund of the cost of any device illegally manufactured or distributed by the Company.

  In the United States, medical devices are classified into one of three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling and adherence to GMPs). Class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance and patient registries). Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices or new devices which have been found not to be substantially equivalent to legally marketed devices).

  Before a new medical device (including the Aksys PHD system) can be introduced to the market, the manufacturer generally must obtain either FDA clearance of a premarket notification under Section 510(k) or FDA approval of a PMA under Section 515. The Company has submitted a 510(k) application with the FDA on March 5, 1996. A Section 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not called for PMAs. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past and may request clinical data to support premarket clearance. The FDA may also refuse to accept the 510(k) notification for filing pending the submission of additional information. It generally takes from four to 12 months from the date the 510(k) application is accepted for filing to obtain Section 510(k) premarket clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or request for additional data, can delay the market introduction of new products that fall into this category. Such a determination or request regarding the Aksys PHD system could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the FDA may clear a device for some procedures but not others or for certain classes of patients and not others. For any devices cleared through the Section 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new Section 510(k) submission. There can be no assurance that the Company will obtain Section 510(k) clearance in a timely manner, or at all, for the Aksys PHD system or for any other device or that a PMA approval will not be required for any such device.

  A PMA must be filed if a proposed medical device is not substantially equivalent to a legally marketed Class I or Class II device. In addition, a PMA is required for all Class III devices unless with respect to such Class III device the FDA has not called for PMA approval. A PMA must be supported by valid scientific evidence, which typically includes extensive data, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. The PMA must contain the results of clinical trials, the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature and training materials (if required). Upon receipt of a PMA, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA is sufficiently complete to permit a substantive review, the FDA will accept the PMA for filing. The FDA review of a PMA generally takes one to three years from the date the PMA is accepted for filing but may take significantly longer. The review time is often significantly extended by the FDA asking for more information, including additional clinical trials or clarification of information already provided in the submission. A number of devices for which PMA approval has been sought by other companies have never been approved for marketing. Toward the end of the PMA process, the FDA generally will conduct an inspection of the manufacturer's facilities (or the manufacturing facilities of an independent contractor) to ensure that the facilities are in compliance with applicable GMP requirements. If the FDA's evaluation of both the PMA and the manufacturing facilities are favorable, the FDA will issue either an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to obtain final approval of the PMA. When and if the conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing commercial distribution of the device for certain indications. If the FDA's evaluation of the PMA or manufacturer's facilities are not favorable, the FDA will deny approval of the PMA or issue a "not approvable letter." Furthermore, the FDA may approve a device for some procedures but not others or for certain classes of patients and not others. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

  If human clinical trials of a device are required in connection with a 510(k) premarket notification or a PMA and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an Investigational Device Exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as specified in the IDE. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of subjects.

  The PMA approval or 510(k) clearance process are lengthy and uncertain and require substantial commitments of the Company's financial resources and management's time and effort. Significant unforeseen delays in either process could occur as a result of the FDA's failure to schedule advisory review panels, changes in established review guidelines, regulations or administrative interpretations or determinations by the FDA that clinical data collected is insufficient to support the safety and effectiveness of one or more of the devices for their intended uses or that the data warrants the continuation of clinical studies. Delays in obtaining, or failure to obtain, requisite regulatory approvals or clearances in the United States and other countries would prevent the marketing of the Aksys PHD system and other devices and impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Risk Factors--Product Clearance or Approval Uncertain; Extensive Government Regulation."

  The FDC Act requires that medical devices be manufactured in accordance with the FDA's current GMP regulations. These regulations require, among other things, that (i) the manufacturing process must be regulated and controlled by the use of written procedures and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. They also require investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. Manufacturing facilities are therefore subject to FDA inspection on a periodic basis to monitor compliance with GMP requirements. If violations of the applicable regulations are noted during FDA inspections of the Company's manufacturing facilities or the manufacturing facilities of its contract manufacturers, there may be a material adverse effect on the continued marketing of the Company's products.

  Before the FDA approves a Section 510(k) submission or a PMA application, the FDA is likely to inspect the utilized manufacturing facilities and processees for compliance with GMP. Even after the FDA has cleared a 510(k) submission or approved a PMA, it will periodically inspect the manufacturing facilities and processes for compliance with GMP. In addition, in the event that additional manufacturing sites are added or manufacturing processes are changed, such new facilities and processes are also subject to FDA inspection for compliance with GMP. The manufacturing facilities and processes that will be used to manufacture the Company's products have not yet been inspected by the FDA for compliance with GMP. There is no assurance that the facilities and processes utilized by the Company will comply with GMP and there is a risk that clearance or approval will, therefore, be delayed by the FDA until such compliance is achieved.

  The Company plans to market the Aksys PHD system in several foreign markets. Requirements pertaining to the Aksys PHD system vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. The Company believes the extent and complexity of regulations of medical devices such as the Aksys PHD system is increasing worldwide. The Company anticipates that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase, with no assurance that such approval will be obtained. The ability to export into other countries may require compliance with ISO 9000, which is analogous to compliance with the FDA's GMP requirements. The Company has not obtained any regulatory approvals to market the Aksys PHD system outside of the United States, no regulatory clearances or certifications have yet been applied for in any country other than the United States and there is no assurance that any such clearance or certification, if applied for, would be issued.

  See "Risk Factors--Product Clearance or Approval Uncertain; Extensive Government Regulation" and "--Risks Associated with Future International Operations."

REIMBURSEMENT

  Demand for the Company's products and services will be influenced by governmental and other third-party reimbursement programs because providers of ESRD treatment are often reimbursed by Medicare, Medicaid and private insurers.

 Medicare Reimbursement

  Medicare generally provides health insurance coverage for persons who are age 65 or older and for persons who are completely disabled. Medicare also provides coverage for other eligible patients, regardless of age, who have been medically determined to have ESRD. For patients eligible for Medicare based solely on ESRD (generally patients under age 65), Medicare eligibility begins three months after the month in which the patient begins dialysis. During this three-month waiting period, Medicaid, private insurance or the patient is responsible for payment for dialysis services. This waiting period is waived for individuals who participate in a self-care dialysis training program.

  For ESRD patients under age 65 who have any employer group health insurance coverage (regardless of the size of the employer or the individual's employment status), Medicare coverage is generally secondary to the employer coverage during an 18-month coordination period that follows the establishment of Medicare eligibility or entitlement based on ESRD. During the coordination period, an employer group health plan is responsible for paying primary benefits at the rate specified in the plan, which may be a negotiated rate or the healthcare provider's usual and customary rate. As the secondary payer during this coordination period, Medicare will make payments up to the applicable composite rate for dialysis services to supplement any primary payments by the employer group health plan if the plan covers the services but pays only a portion of the charge for the services.

  Medicare generally is the primary payer for ESRD patients after the 18-month coordination period. Under current rules, Medicare is also the primary payer for ESRD patients during the 18-month coordination period if, before becoming eligible for Medicare on the basis of ESRD, the patient was already age 65 or over (or eligible for Medicare based on disability) unless covered by an employer group health plan (other than a "small" employer plan) because of current employment. This rule eliminates for many dual-eligible beneficiaries the 18-month coordination period during which the employer plan would serve as primary payer and reimburse health care providers at a rate that the Company believes may be higher than the Medicare composite rate. The rule regarding entitlement to primary Medicare coverage when the patient is eligible for Medicare on the basis of both age (or disability) and ESRD has been the subject of frequent legislative and regulatory change in recent years and there can be no assurance that the rule will remain unchanged in the future.

  When Medicare is the primary payer, it reimburses 80% of the composite rate set by the Medicare prospective reimbursement system for each dialysis treatment. The beneficiary is responsible for the remaining 20%, as well as any unmet Medicare deductible amount, although an approved Medicare supplement insurance policy, other private health insurance or Medicaid may pay on the beneficiary's behalf. The Medicare base composite rates for outpatient dialysis services currently are $126 per treatment for hospitals and $122 for independent facilities (equivalent to approximately $20,000 per year) and are adjusted depending on regional wage differences. Reimbursement rates are subject to periodic adjustment based on certain factors, including legislation and executive and congressional budget reduction and control processes, inflation and costs incurred in rendering the services, but in the past have had little relationship to the cost of conducting business. The composite reimbursement rate was unchanged from commencement of the program in 1972 until 1983. From 1983 through December 1990, numerous Congressional actions resulted in net reductions of the average composite reimbursement rate from a fixed fee of $138 per treatment in 1983 to approximately $125 per treatment. Effective January 1, 1991, Congress increased the ESRD composite reimbursement rate, resulting in the current average rate of $126 per treatment.

  Reimbursement for home dialysis can be made in two ways. A beneficiary may choose to receive home dialysis equipment, supplies and support services directly from a facility or to make independent arrangements for equipment, supplies and support services. If the beneficiary chooses to use a facility, the facility receives the composite rate. If the beneficiary chooses to make independent arrangements, the supplier bills Medicare on an assignment basis and payment is made at a rate not greater than the composite rate, with the exception of CCPD. There is a monthly payment cap of $2,080 for CCPD and approximately $1,600 for all other methods of dialysis.

  The Medicare ESRD composite reimbursement rate has been the subject of a number of reports and studies. In March 1995, after conducting a study of dialysis costs and reimbursement at the request of Congress, the Prospective Payment Assessment Commission ("ProPAC") recommended a 3.7% decrease be made in the ESRD composite reimbursement rate. On March 1, 1996, however, the ProPAC recommended that the composite rates be increased by 2.7% for hospital facilities and 2.0% for independent facilities. Congress is not required to implement these recommendations and could either raise or lower the reimbursement rate.

  In its March 1, 1996 report, the ProPAC also recommended that HCFA should encourage the availability of managed care alternatives for ESRD patients. Previously, in 1993, Congress directed HCFA to include the integration of chronic and acute ESRD care management through expanded community care services. In January 1996, HCFA announced the availability of funding for ESRD Managed Care Demonstrations based on approval of grant applications and proposals.

  The Company is unable to predict what, if any, future changes may occur in the Medicare composite reimbursement rate. or in any other reimbursement program. Any reductions in the Medicare composite reimbursement rate or in any other reimbursement program could have a material adverse effect on the Company's revenues and net earnings. In addition, there have been various legislative proposals for the reform of numerous aspects of Medicare, including extension of the coordination period and expanded enrollment of Medicare beneficiaries in managed care programs. See "-- Potential Health Care Legislation."

 Private Reimbursement

  Some ESRD patients have private insurance that covers dialysis services. As discussed above, health care providers receive reimbursement for ESRD treatments from the patient or private insurance during a "waiting period" up to three months before the patient becomes eligible for Medicare. In addition, if the private payer is an employer group health plan, it is generally required to continue to make primary payments for dialysis services during the 18-month period following eligibility or entitlement to Medicare. In general, employers may not reduce coverage or otherwise discriminate against ESRD patients by taking into account the patient's eligibility or entitlement to Medicare benefits.

  The Company believes that before Medicare primary coverage is established, private payers may reimburse dialysis expenses at rates significantly higher than the per-treatment composite rate set by Medicare. When Medicare becomes a patient's primary payer, private insurance often covers the per-treatment 20% coinsurance that Medicare does not pay.

 Medicaid Reimbursement

  Medicaid programs are state-administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (e.g., oral medications) that are not covered by Medicare. State regulations generally follow Medicare reimbursement levels and coverages without any co-insurance amounts. Certain states, however, require beneficiaries to pay a monthly share of the cost based upon levels of income or assets.

 Potential Health Care Legislation

  Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable by the program to health care providers in order to achieve deficit reduction targets or meet other political goals. Legislation and/or regulations may be enacted in the future that may significantly modify the Medicare ESRD program or substantially affect reimbursement for dialysis services. For example, recent legislative proposals have included extension of the coordination period during which Medicare payment for ESRD would be secondary to a patient's employer group health plan to a period as long as 36 months. The recently-vetoed budget reconciliation bill would have extended the coordination period to 30 months and also would have required HCFA to report on possible expansion of the proposed MedicarePlus managed care plan to include ESRD patients. Other current legislative proposals would extend the Medicaid managed care pilot program to the 50 states and include ESRD beneficiaries as eligible enrollees.

  The Department of Health and Human Services is currently operating on temporary funding. Therefore, further legislative action, including further reform of Medicare affecting ESRD reimbursement, is quite possible. In addition, other legislation or regulations may be enacted which could impose additional requirements on the Company to maintain eligibility to participate in the federal and state payment programs. Such new legislation or regulations might have a material adverse effect on the Company's operations, revenue or earnings.

PRODUCT LIABILITY AND INSURANCE

  The Company's business exposes it to potential product liability risks which are inherent in the production, marketing and sale of dialysis products. There can be no assurance that the Company will be able to avoid significant product liability exposure. The Company currently does not maintain product liability insurance, but expects to acquire product liability insurance upon commercialization of the Aksys PHD system. There can be no assurance that it will be able to obtain such insurance on acceptable terms or at all or that any insurance policy if obtained will provide adequate protection against potential claims. Furthermore, the Company's agreements with contract manufacturers require the Company to obtain product liability insurance, and the failure to obtain such insurance could materially and adversely affect the Company's ability to produce the Aksys PHD system. A successful claim brought against the Company in excess of any insurance coverage maintained by the Company could have a material adverse effect upon the Company. In addition, the Company has agreed to indemnify certain of its contract manufacturers against certain liabilities resulting from the sale of the Aksys PHD system.

EMPLOYEES

  As of March 31, 1996, the Company employed 44 persons full time and two persons on a contract or part-time basis, including 35 in research and development, one in regulatory affairs, two in marketing and five in general and administrative functions. No employees are covered by collective bargaining agreements. The Company considers its relationship with its employees generally to be good.

FACILITIES

  The Company's facilities are located at 1113 S. Milwaukee Avenue, Suite 300, and 1117 S. Milwaukee Avenue, Suite D12, in Libertyville, Illinois and consist of approximately 3,500 and 7,000 square feet, respectively. The Company leases its facilities located at 1113 S. Milwaukee Avenue, Suite 300, under a lease which expires on October 31, 1996 and the Company has given notice that it will vacate these premises upon the expiration of such term. The Company also leases its facilities located at 1117 S. Milwaukee Avenue, Suite D12, and the Company has given notice of early termination of this lease effective October 30, 1996 and has paid the requisite termination fee. The Company is in the process of leasing new facilities to accommodate its anticipated need to expand operations. The Company believes that such facilities will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the directors, executive officers and certain key employees of the Company as of the date hereof:

NAME                         AGE POSITION
- ----                         --- --------
Lawrence H.N. Kinet......... 48  Chairman, Chief Executive Officer and Director
Rodney S. Kenley............ 46  President, Chief Operating Officer and Director
Dawn C. Matthews............ 33  Director of Finance and Systems Development
Thomas F. Scully............ 50  Vice President, Operations
Peter H. McNerney........... 45  Director
Larry G. Gerdes............. 47  Director
W. Dekle Rountree, Jr....... 54  Director
Bernard R. Tresnowski....... 64  Director

  Lawrence H.N. Kinet was appointed Chairman of the Board of Directors and Chief Executive Officer of the Company in December 1994, and served as a director of the Company since April 1993. From July 1991 through December 1994, he served as Chairman of the Board of Directors and Chief Executive Officer of Oculon Corporation, a pharmaceutical development company engaged in the field of anti-cataract drugs. He was a Managing Partner of The Kensington Group, a provider of management services to health care companies, from 1989 to 1992. From 1985 through 1988, he was President of Baxter World Trade Corporation, the international division of Baxter International, Inc. and corporate Group Vice President of Baxter International, Inc. Mr. Kinet is a director of NeoRx Corporation.

  Rodney S. Kenley founded the Company in January 1991 and has served as a director since such date. Mr. Kenley has served as President and Chief Operating Officer of the Company since October 1994 and served as President and Chief Executive Officer of the Company from January 1991 to October 1994. Mr. Kenley worked for over 12 years at Baxter International, Inc., where he was involved principally in the development and product management of dialysis therapies and products. Prior to founding the Company Mr. Kenley served from January 1990 until January 1991 as Vice President of Electronic Drug Infusion at Baxter International, Inc.

  Dawn C. Matthews has been Director of Finance and Systems Development of the Company since April 1991. Prior to joining the Company, Ms. Matthews was employed at Baxter International, Inc. for five years, and served as a Senior Principal Engineer in the Advanced Development Group, Renal Division.

  Thomas F. Scully has served as Vice President, Operations of the Company since January 1996. Mr. Scully worked for over 24 years at Baxter International, Inc., where he was involved principally in the design, development and management of the Renal Division's home care operations network. Prior to joining the Company, Mr. Scully served as Vice President, Sales and Operations of the Renal Division of Baxter International, Inc.

  Peter H. McNerney has been a director of the Company since April 1993. Since July 1992, Mr. McNerney has been a general partner of the general partner of Coral Partners II, a venture capital fund. Mr. McNerney is also the Executive Vice President of Coral Group, Inc., a manager of venture capital partnerships. From 1989 through June 1992, Mr. McNerney was a Managing Partner of The Kensington Group, a provider of management services to health care companies. From 1975 through 1986, Mr. McNerney held various management positions with Baxter Travenol Laboratories in the United States, Europe and the Far East. Mr. McNerney is a director of Biomira, Inc. and Optical Sensors, Inc.

  Larry G. Gerdes has been a director of the Company since December 1993. Since 1993, Mr. Gerdes has served as President and Chief Executive Officer as well as director of Transcend Services, Inc., a health care services company. Since 1991, Mr. Gerdes has served as a general partner of Gerdes Huff Investments, which he founded at such time. Prior to 1991, Mr. Gerdes held several executive positions with HBO & Company, a health care information services business. Mr. Gerdes currently serves as a general partner of Sand Hill Financial and a director of Delphi Information Systems, Inc.

  W. Dekle Rountree, Jr. has been a director of the Company since April 1993. He has served as President and Chief Executive Officer of AcroMed Corporation, an orthopedic spinal device company, since April 1993. Prior to this position, Mr. Rountree was Executive Vice President and Chief Operating Officer of BOC Health Care, which provides products and services for critical care in the hospital and home. Mr. Rountree has headed OHMEDA, a division of BOC Health Care, and has held multiple management positions with Baxter Travenol Laboratories, including President of the Artificial Organs (Renal) division. Mr. Rountree is a director of AcroMed Corporation.

  Bernard R. Tresnowski has been a director of the Company since April 1996. Mr. Tresnowski served from December 1981 to December 1994 as the President and Chief Executive Officer of the Blue Cross and Blue Shield Association, the national coordinating body for all Blue Cross and Blue Shield Plans. Mr. Tresnowski has held various other leadership positions in the healthcare industry, including President of the International Federation of Health Service Funds, Member of the Jackson Hole Group, Principal of the Dunlop Group of Six, Member of the Secretary of Health and Human Services Private/Public Sector Advisory Committee on Catastrophic Illness, Co-Chairman of the Secretary of Health and Human Services Work Group on Electronic Data Interchange and Member of the American Medical Association National Health Policy Steering Committee. Mr. Tresnowski retired from the Blue Cross and Blue Shield Association in December 1994.

                               ----------------

  At present, all directors are elected and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Currently, all members of the Board of Directors are elected pursuant to a stockholders agreement, the provisions thereof relating to composition of the Board of Directors will terminate upon completion of the offering. See "Certain Transactions."

  Prior to the completion of this offering, the Board of Directors will be divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Kenley and Gerdes will be in the class of directors whose term expires at the 1997 annual meeting of the Company's stockholders. Messrs. Kinet and Rountree will be in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. McNerney and Tresnowski will be in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.

  The officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established a Compensation Committee, which currently consists of Messrs. McNerney, Gerdes and Rountree. The Compensation Committee is responsible for approving (or, at the election of the Compensation Committee, recommending to the Board) compensation arrangements for officers and directors of the Company and reviewing benefit plans. The Board of Directors has also established an Audit Committee, which consists of Messrs. Tresnowski, Gerdes and Rountree. The Audit Committee is responsible for selecting (or, at the election of the Audit Committee, recommending to the Board) the independent auditors of the Company, evaluating the independent auditors, reviewing the scope of the annual audit with management and the independent auditors, consulting with management, internal auditors and the independent auditors as to the systems of internal accounting controls and reviewing the non-audit services performed by the independent auditors.

DIRECTOR COMPENSATION

  At present, no separate cash compensation or fees are payable to directors of the Company, other than reimbursement of expenses incurred in connection with attending meetings. The Company expects, however, that new non-employee directors not otherwise affiliated with Company or its stockholders will be paid in a manner and at a level consistent with industry practice. Non-employee directors will also receive annual stock option awards under the 1996 Stock Awards Plan. See "--1996 Stock Awards Plan."

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during the fiscal year ended December 31, 1995 to the Company's executive officers. No other executive officer received compensation in excess of $100,000 in 1995.

                          SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                 ------------------------------
                                                                      OTHER
                                                  SALARY   BONUS   COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR   ($)      ($)        ($)
- ---------------------------                 ---- -------- -------- ------------
Lawrence H.N. Kinet........................ 1995 $250,000    --     $  375(1)
Chief Executive Officer
Rodney S. Kenley........................... 1995  150,000    --      1,930(2)
President and Chief Operating Officer

- --------
(1) Represents amount contributed by the Company to its 401(k) plan on behalf of Mr. Kinet.
(2) Represents payment by the Company of premiums on term life insurance and an amount contributed by the Company to its 401(k) plan on behalf of Mr. Kenley.

YEAR-END OPTION VALUES

  The following table sets forth information with respect to (i) the number of unexercised options held by the executive officers as of December 31, 1995 and
(ii) the value of unexercised in-the-money options (i.e., options for which the deemed fair market value of the Common Stock exceeded the exercise price) as of December 31, 1995. None of the executive officers exercised any option during fiscal year 1995.

                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED     IN-THE-MONEY
                                           OPTIONS AT            OPTIONS AT
                                         DEC. 31, 1995         DEC. 31, 1995
                                          EXERCISABLE/          EXERCISABLE/
NAME                                   UNEXERCISABLE (#)    UNEXERCISABLE ($)(1)
- ----                                 ---------------------- --------------------
Lawrence H.N. Kinet.................    197,396/365,104      $166,490/$304,491
Rodney S. Kenley....................     35,078/ 71,172        29,230/  59,307

- --------
(1) Assumes a fair market value of the Common Stock at December 31, 1995 equal to $1.00 per share minus the per share exercise price.

1993 STOCK OPTION PLAN

  In April 1993, the Board of Directors of the Company approved the Aksys, Ltd. 1993 Stock Option Plan (the "1993 Option Plan"), which was subsequently amended and restated in May 1993, October 1994 and September 1995. The 1993 Option Plan is intended to advance the best interests of the Company by providing those persons who have substantial responsibility for its management and growth with additional incentives by allowing them to acquire an ownership interest in the Company.

  As of March 31, 1996, options representing 1,477,250 shares of Common Stock had been granted under the 1993 Option Plan. Options granted under the 1993 Option Plan are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The 1993 Option Plan has been terminated except with respect to options currently outstanding thereunder.

  The 1993 Option Plan is administered by a committee of the Board (the "Committee"). Subject to the limitations of the 1993 Option Plan, the Committee shall have the sole and complete authority to (i) select participants, (ii) grant options to participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such options as it shall deem appropriate and (iv) interpret the plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon the participants, the Company and all other persons.

  The option exercise price per share of Common Stock shall be fixed by the Committee at not less than 100% of the fair market value of a share of Common Stock on the date of grant as determined by such Committee or the Board. Option terms may not exceed ten years from the date of grant. Options are exercisable at such time or times as the Committee shall determine.

  The 1993 Option Plan generally provides that options cannot be exercised after termination of employment, subject to certain grace periods. In addition, no option granted under the Plan may be assigned or transferred by the optionee other than by will or the laws of descent and distribution. All shares issued upon exercise of options are subject to certain repurchase rights in the event of the termination of the optionee, to rights of first refusal, to holdback and other registration rights restrictions and to other terms and conditions as determined by the Committee. In the event of the sale of the Company, the options will become immediately exercisable.

  See Note 6 of Notes to Financial Statements.

1996 STOCK AWARDS PLAN

  On April 23, 1996, the Company adopted the Aksys, Ltd. 1996 Stock Awards Plan (the "1996 Stock Plan"). The 1996 Stock Plan provides for the granting to employees and other key individuals who perform services for the Company (the "participants") the following types of incentive awards: stock options, SARs, restricted stock, performance grants and other types of awards that the Board of Directors or the Compensation Committee deems to be consistent with the purposes of the 1996 Stock Plan. In addition, on the later of June 30 of each year and the day next following each annual meeting of stockholders of the Company, beginning in 1996, non-employee directors of the Company will automatically be granted an option entitling such director to purchase a number of shares of Common Stock equal to (i) 1,250 multiplied by (ii) the number of calendar quarters in the preceding twelve months (rounded up to the nearest whole number of calendar quarters) in which such person served as a non-employee director. Each person upon first becoming a non-employee director will also automatically be granted an option entitling such director to purchase 5,000 shares of Common Stock. The exercise price of each such stock option granted to non-employee directors will be the fair market value of a share of Common Stock on the date immediately preceding the respective annual meeting of stockholders.

  The 1996 Stock Plan will afford the Company latitude in tailoring incentive compensation to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. Furthermore, the Board of Directors believes that the 1996 Stock Plan will assist the Company in attracting and retaining highly-qualified non-employee directors and employees, thereby enhancing the long-term financial success of the Company.

  An aggregate of 900,000 shares of Common Stock have been reserved for issuance under the 1996 Stock Plan. Except for any other adjustments made by the Board of Directors relating to a stock split or certain other changes in the number of shares of Common Stock, or to reflect extraordinary corporate transactions, further increases in the number of shares authorized for issuance under the 1996 Stock Plan must be approved by the stockholders of the Company.

EMPLOYEE STOCK PURCHASE PLAN

  On April 23, 1996, the Company adopted the Aksys, Ltd. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan will be administered by the Compensation Committee, which will have the authority, subject to certain limitations, to determine eligibility for participation in the plan and to prescribe the terms and conditions under which Common Stock may be purchased under the Stock Purchase Plan. All employees of the Company will be eligible to participate in the Stock Purchase Plan with certain limited exceptions.

  Participants may direct the deduction of a specified percentage from their eligible compensation, to be used to purchase Common Stock under the Stock Purchase Plan. At the beginning of each plan period, each Participant will be deemed to have been granted an option to purchase, on the last day of the plan period, Common Stock at an exercise price to be determined by the Committee, which price shall be the lesser of (i) the fair market value of the Common Stock as of the first day of such plan period or (ii) the fair market value of the Common Stock as of the last day of such plan period, in each case less a discount to market as specified by the Committee from time to time, such discount not to exceed 15%. Such discount to market will initially be set at 15%.

  The Company will not grant to any Participant any right to purchase Common Stock if the exercise of such right would cause such participant to own five percent or more of the combined voting power or value of all classes of the Company's capital stock. In addition, the number of shares which may be purchased by any participant in any plan period cannot exceed the number of shares the fair market value of which, together with the fair market value of shares previously purchased by such participant during such calendar year, in the aggregate exceeds $25,000. For the preceding limitation, fair market value is measured on the first day of the plan period.

  An aggregate of 200,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan.

EMPLOYMENT AGREEMENTS

  The Company has entered into severance, confidentiality and noncompetition agreements with each of Messrs. Kinet, and Kenley. The agreements provide for a non-competition period of two years following the employee's resignation or termination by the Company for cause or for one year following termination by the Company without cause or due to disability. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal the greater of $55,000 and the aggregate base salary for the prior six months before termination in the case of Mr. Kenley and the aggregate base salary for the prior six months before termination in the case of Mr. Kinet. Customary ownership of intellectual property and confidentiality provisions are also contained in these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to 1996, the Company did not have a compensation committee of the Board of Directors, and the principal decisions regarding compensation of executive officers were made by the Board of Directors. Messrs. Kinet and Kenley are directors but did not participate in any vote regarding their respective compensation. The Board of Directors has established a compensation committee, which currently consists of Messrs. McNerney, Gerdes and Rountree. See "--Committees of the Board of Directors."

                             CERTAIN TRANSACTIONS

  In connection with the initial round of private equity financing of the Company in April 1993, certain stockholders of the Company entered into a stockholders agreement (as amended, the "Stockholders Agreement"). The Stockholders Agreement contains provisions relating to the composition of the Board of Directors, restricting the transferability of the shares subject to such agreement and granting preemptive rights in certain circumstances to the parties thereto. The Stockholders Agreement will terminate upon completion of this offering.

  Prior to the completion of the offering, the Company expects to enter into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Certificate of Incorporation and By-laws.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of March 31, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Except as indicated below, the address for each such person is c/o Aksys, Ltd., 1113 S. Milwaukee Avenue, Suite 300, Libertyville, Illinois 60048.

                                                          PERCENTAGE OWNED
                                            SHARES    -------------------------
                                         BENEFICIALLY    BEFORE       AFTER
NAME                                      OWNED (1)   THE OFFERING THE OFFERING
- ----                                     ------------ ------------ ------------
Coral Partners (2)......................  4,352,895       43.1%        33.0%
Suite 3510
60 South Sixth Street
Minneapolis, MN 55402
Sutter Hill Ventures, a California
Limited Partnership (3).................  1,673,736       16.6         12.7
Suite A-200
755 Page Mill Road
Palo Alto, CA 94304
Sand Hill Financial Company (4).........    607,605        6.0          4.6
Suite 3-210
3000 Sand Hill Road
Menlo Park, CA 94025
Lawrence H.N. Kinet (5).................    521,825        4.9          3.8
Rodney S. Kenley (6)....................    748,304        7.3          5.6
Larry G. Gerdes (4).....................    739,259        7.3          5.6
Peter H. McNerney (2)...................  4,384,553       43.4         33.2
W. Dekle Rountree, Jr. (7)..............     37,500         *            *
Bernard R. Tresnowski (7)...............      5,000         *            *
All directors and executive officers as
a group (8 persons) (8).................  6,626,149       61.7         47.8

- --------
   *Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of determining the beneficial ownership of such person but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) Amounts shown represent the aggregate number of shares held by Coral Partners II, L.P. ("Coral Partners II") and Coral Partners IV, L.P. ("Coral Partners IV"). Peter H. McNerney, a director of the Company, Yuval Almog and Linda L. Watchmaker are general partners of the general partner of Coral Partners II and may be deemed to have beneficial ownership of the Common Stock held by Coral Partners II. Messrs. McNerney and Almog are general partners of the general partner of Coral Partners IV and may be deemed to have beneficial ownership of the Common Stock held by Coral Partners IV. Messrs. McNerney and Almog and Ms. Watchmaker disclaim beneficial ownership of such shares of Common Stock held by Coral

   Partners II and Coral Partners IV except to the extent of their pecuniary interest in such shares. In addition, Messrs. McNerney and Almog and Ms. Watchmaker beneficially own 31,658, 14,220 and 11,372 shares of Common Stock, respectively, which are not owned by Coral Partners II or Coral Partners IV.
(3) Paul M. Wythes, David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr. and Tench Coxe are general partners of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill Ventures"), and may be deemed to have beneficial ownership of the Common Stock held by Sutter Hill Ventures. Such individuals disclaim beneficial ownership of such shares of Common Stock held by Sutter Hill Ventures except to the extent of their pecuniary interest in such shares. The shares owned by Sutter Hill Ventures as disclosed in the above table include an aggregate of 608,902 shares of Common Stock beneficially owned by such individuals which are not owned by Sutter Hill Ventures.

(4) Larry G. Gerdes, a director of the Company, and Donald L. Lucas are general partners of Sand Hill Financial Company ("Sand Hill Financial") and may be deemed to have beneficial ownership of the Common Stock held by Sand Hill Financial. Messrs. Gerdes and Lucas disclaim beneficial ownership of such shares of Common Stock held by Sand Hill Financial except to the extent of their pecuniary interest in such shares. In addition, Messrs. Gerdes and Lucas beneficially own 131,654 (including 29,166 shares of Common Stock which are issuable upon exercise of options exercisable within 60 days of March 1, 1996) and 158,610 shares of Common Stock, respectively, which are not owned by Sand Hill Financial.
(5) Includes 457,500 shares of Common Stock which are issuable upon exercise of options exercisable within 60 days of March 1, 1996.
(6) Includes 84,979 shares of Common Stock which are issuable upon exercise of options exercisable within 60 days of March 1, 1996.
(7) Represents shares of Common Stock which are issuable upon exercise of options exercisable within 60 days of March 1, 1996.
(8) Includes an aggregate of 633,645 shares of Common Stock held by directors and executive officers which are issuable upon exercise of options exercisable within 60 days of March 1, 1996.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The total amount of authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share. Giving effect to the Preferred Stock conversion discussed in the following paragraph, which will automatically occur upon consummation of this offering, there would have been 10,109,593 shares of Common Stock outstanding held by approximately 130 holders of record as of March 31, 1996. Upon completion of this offering there will be 13,220,229 shares of Common Stock outstanding. The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby upon payment therefor will be, validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine, subject to any prior rights of the holders of any Preferred Stock that may be outstanding. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights.

PREFERRED STOCK

  As of March 31, 1996, there were outstanding 1,500,000 shares of Series A Redeemable Preferred Stock, 1,600,000 shares of Series B Redeemable Preferred Stock, 1,777,778 shares of Series C Redeemable Preferred

Stock and 1,287,646 shares of Series D Redeemable Preferred Stock, for an aggregate of 6,165,424 shares of Preferred Stock, issued and outstanding held by approximately 130 holders of record. Upon the consummation of this offering, the outstanding shares of all such series of Preferred Stock will automatically convert into shares of Common Stock of the Company. After this offering and the aforementioned conversion, the Board of Directors will be authorized to issue without stockholder approval 1,000,000 shares of Preferred Stock in one or more series and to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof, including with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights and other terms.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Company's Certificate of Incorporation, there are approximately 35,219,371 shares of Common Stock (excluding shares reserved for issuance pursuant to outstanding stock options and stock award and purchase plans) and 1,000,000 shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.

  One of the effects of the existence of authorized but unissued and unreserved Common Stock or Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the mere existence of authorized but unissued and unreserved Common Stock or Preferred Stock may have a depressive effect on the market price of the Common Stock.

  The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to the Company's employees or directors.

CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. Approximately one-third of the Board is elected each year. See "Management." Under Delaware Law, directors serving on a classified board can only be removed for cause. The provision for a classified Board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or the chief executive officer of the Company. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

  The By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-Laws do not give the Board the power to approve or disapprove stockholder nominations of candidates for director or proposals regarding other business to be conducted at a special or annual meeting, the By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Certificate of Incorporation imposes limitations on the ability of stockholders to amend, alter or repeal the Company's By-Laws and Certificate of Incorporation.

  The Certificate of Incorporation contains a "fair price" provision pursuant to which any "business combination" (as defined therein) involving an "interested stockholder" (as defined therein) and the Company or any subsidiary would require approval by the affirmative vote of the holders of at least two-thirds of the shares of voting stock of the Company. The fair price provision of the Certificate of Incorporation provides that the two-thirds stockholder vote is not required if the "business combination" is approved by a majority of the continuing directors or if certain procedures and price requirements are satisfied. Instead, the vote, if any, required by applicable Delaware Law or by any other provision of the Certificate of Incorporation would be necessary.

  The Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware Law. In addition, the Certificate of Incorporation provides that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current directors and executive officers prior to the consummation of this offering.

DELAWARE GENERAL CORPORATION LAW SECTION 203

  The Company has elected to be governed by Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 contains certain limitations on business combinations with interested stockholders. In particular, Section 203 restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. Generally, the restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are directors and also officers of the Company), or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock.

  Upon completion of this offering, the Company will have 13,220,229 shares of Common Stock outstanding. The shares of Common Stock sold in this offering will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act, without restrictions or further registration under the Securities Act. The remaining 10,120,229 shares (the "Restricted Shares") are "restricted securities" as defined in Rule 144 promulgated under the Securities Act. In connection with this offering, the Company and its officers, directors and certain existing stockholders, holding in the aggregate approximately 9,933,348 Restricted Shares, have agreed not to dispose of any securities of the Company for a period of 180 days from the date of this Prospectus (other than shares sold by the Company in the offering and issuances by the Company of certain employee stock options and shares covered thereby) (the "Lock-Up Period"), without the prior written consent of Smith Barney Inc. See "Underwriting." In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding shares of Common Stock (approximately 132,202 shares immediately after this offering). A person who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such restricted securities for at least three years, would be entitled to sell such restricted securities under Rule 144(k) without regard to the volume limitations described above.

  Immediately upon expiration of the Lock-Up Period, 4,573,433 Restricted Shares will be eligible for sale pursuant to Rule 144 subject to the volume, manner of sale and other restrictions of Rule 144 and 942,375 additional Restricted Shares will be eligible for sale without such restrictions pursuant to Rule 144(k). In addition, 2,666,668 and 1,931,469 Restricted Shares will become eligible for sale in March 1997 and September 1997, respectively, subject to the volume, manner of sale and other restrictions of Rule 144.

  Outstanding options to purchase 907,537 shares of Common Stock will be vested and exercisable effective as of the date of the offering, and the shares issuable upon exercise thereof will be eligible for sale after the expiration of the Lock-Up Period pursuant to Rule 144 and 701. There will also be options outstanding as of the date of the offering with respect to an additional 652,863 shares. The Company intends to register shares of Common Stock reserved for issuance under the Company's 1996 Stock Awards Plan and the Company's Employee Stock Purchase Plan.

  In addition, certain existing stockholders have the right to demand registration of their shares under the Securities Act. Such stockholders have agreed not to exercise their registration rights until after the expiration of the Lock-Up Period. See "Underwriting." An increase in the number of shares of Common Stock that may become available for sale in the public market may adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

REGISTRATION RIGHTS

  The Company is a party to a Registration Agreement (the "Registration Agreement") with certain stockholders of the Company pursuant to which such stockholders have the right to cause the Company to register shares of Common Stock (the "registrable securities") under the Securities Act. Upon the consummation of this offering, 10,113,943 outstanding shares of Common Stock and all 1,472,900 shares issuable under options outstanding under the Company's 1993 Option Plan will constitute registrable securities and therefore will be eligible for registration pursuant to the Registration Agreement. Under the terms of the Registration

Agreement, the holders of a majority of the registrable securities (generally excluding shares held by certain executive employees of the Company and shares acquired under the 1993 Option Plan) can require at any time and from time to time the Company, subject to certain limitations, to file a "long-form" or, if available, a "short-form" registration statement under the Securities Act covering all or part of the registrable securities (each, a "demand registration"). The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions) incurred in connection with up to two demand registrations filed on Form S-1 or any similar "long-form" registration statement under the Securities Act and two demand registrations on Form S-2 or S-3 or any similar "short-form" registration statement under the Securities Act. In addition, the Registration Agreement provides the holders of registrable securities with "piggyback" registration rights, subject to certain limitations, whenever the Company files a registration statement and such form can be used to register registrable securities.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                       NUMBER OF
UNDERWRITER                                                             SHARES
- -----------                                                            ---------
Smith Barney Inc......................................................
Piper Jaffray Inc.....................................................
Vector Securities International, Inc..................................
                                                                       ---------
    Total............................................................. 3,100,000
                                                                       =========

  The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., Piper Jaffray Inc. and Vector Securities International, Inc. are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
$      per share under the public offering price. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $      per share
to other Underwriters or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 465,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company, its officers and directors and certain other stockholders, holding in the aggregate substantially all of the Company's currently outstanding equity securities, have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock except, in the case of the Company, in certain limited circumstances.

  At the Company's request, the Representatives have agreed to reserve up to 232,500 shares of Common Stock for sale at the public offering price to Company employees and other persons having certain business relationships with the Company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives of the Underwriters. The factors considered in determining the initial public offering price were the history of, and the prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices and earnings of similar securities of comparable companies at the time of the offering.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership, which includes professional corporations). Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three year periods ended December 31, 1995, and for the period from January 18, 1991 (inception) through December 31, 1995 have been included herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Prospectus Summary-- The Company," "Risk Factors--Patents and Proprietary Technology" and "Business" relating to U.S. patent and licensing matters have been reviewed and approved by Banner & Allegretti, Chicago, Illinois, intellectual property counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Statements contained in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference, but such statements are complete in all material respects for the purposes herein made. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

                                  AKSYS, LTD.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Financial Information:
  Independent Auditors' Report............................................  F-2
  Balance Sheets as of December 31, 1994 and 1995.........................  F-3
  Statements of Operations for the years ended December 31, 1993, 1994 and
   1995
   and for the period from January 18, 1991 (inception) through December
   31, 1995...............................................................  F-4
  Statements of Stockholders' Equity for the years ended December 31,
   1993, 1994 and 1995
   and for the period from January 18, 1991 (inception) through December
   31, 1995...............................................................  F-5
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and
   1995
   and for the period from January 18, 1991 (inception) through December
   31, 1995...............................................................  F-6
  Notes to Financial Statements...........................................  F-7
Interim Financial Information (unaudited):
  Balance Sheets as of March 31, 1995 and 1996............................ F-13
  Statements of Operations for the three months ended March 31, 1995 and
   1996
   and for the period from January 18, 1991 (inception) through March 31,
   1996................................................................... F-14
  Statements of Cash Flows for the three months ended March 31, 1995 and
   1996
   and for the period from January 18, 1991 (inception) through March 31,
   1996................................................................... F-15
  Notes to Financial Statements........................................... F-16

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Aksys, Ltd.:

  We have audited the accompanying balance sheets of Aksys, Ltd. (a development stage enterprise) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and for the period from January 18, 1991 (inception) through December 31, 1995. These financial statements are the responsibility of Aksys, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aksys, Ltd. (a development stage enterprise) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 and for the period from January 18, 1991 (inception) through December 31, 1995, in conformity with generally accepted accounting principles.


Chicago, Illinois
February 15, 1996, except for Note 10
 which is as of April 23, 1996

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                       ASSETS                            1994         1995
                       ------                         -----------  -----------
Current assets:
  Cash and cash equivalents.......................... $   609,655  $   570,621
  Short-term investments.............................     397,360    3,386,484
  Interest receivable................................       1,817        8,502
  Prepaid expenses...................................      10,960        6,213
  Other current assets...............................      41,342       46,319
                                                      -----------  -----------
    Total current assets.............................   1,061,134    4,018,139
Property and equipment, net..........................     383,730      603,382
Other assets.........................................      32,028       71,929
                                                      -----------  -----------
                                                      $ 1,476,892  $ 4,693,450
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable................................... $   235,650  $   316,400
  Accrued liabilities................................      52,947       89,745
  Current maturities of note payable.................      14,994       15,206
  Current maturities of lease obligation.............      34,031       31,525
                                                      -----------  -----------
    Total current liabilities........................     337,622      452,876
Note payable, less current maturities................      14,946          909
Lease obligation, less current maturities............      69,490       34,852
                                                      -----------  -----------
    Total liabilities................................     422,058      488,637
                                                      -----------  -----------
Redeemable preferred stock...........................   3,900,000   12,406,761
                                                      -----------  -----------
Stockholders' equity:
  Common stock, par value $.01 per share, 50,000,000
   shares authorized, 858,333 and 861,457 shares
   issued and outstanding in 1994 and 1995,
   respectively......................................       8,583        8,614
  Additional paid-in capital.........................       9,117          --
  Deficit accumulated during development stage.......  (2,862,866)  (8,210,562)
                                                      -----------  -----------
    Total stockholders' equity (deficit).............  (2,845,166)  (8,201,948)
                                                      -----------  -----------
Commitments..........................................         --           --
                                                      -----------  -----------
                                                      $ 1,476,892  $ 4,693,450
                                                      ===========  ===========


                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
        YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND FOR THE PERIOD
          FROM JANUARY 18, 1991 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                CUMULATIVE FROM
                                                               JANUARY 18, 1991
                                                                  (INCEPTION)
                                                                    THROUGH
                            1993        1994         1995      DECEMBER 31, 1995
                          ---------  -----------  -----------  -----------------
Research and development
 expenses...............  $ 598,748  $ 1,808,638  $ 4,261,230     $ 6,668,616
General and
 administrative
 expenses...............    213,923      266,418    1,236,143       1,832,552
                          ---------  -----------  -----------     -----------
Operating loss..........   (812,671)  (2,075,056)  (5,497,373)     (8,501,168)
                          ---------  -----------  -----------     -----------
Other income (expense):
  Interest income.......     31,582       44,933      163,613         241,417
  Interest expense......        --        (4,759)     (10,903)        (15,662)
  Other income..........        --           --           --           67,884
                          ---------  -----------  -----------     -----------
                             31,582       40,174      152,710         293,639
                          ---------  -----------  -----------     -----------
Net loss................  $(781,089) $(2,034,882) $(5,344,663)    $(8,207,529)
                          =========  ===========  ===========     ===========
Pro forma net loss per
 share..................                          $     (0.52)
                                                  ===========
Weighted average shares
 used to compute pro
 forma net loss per
 share..................                           10,322,837
                                                  ===========




                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
        YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND FOR THE PERIOD
          FROM JANUARY 18, 1991 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                         DEFICIT
                                                       ACCUMULATED
                            COMMON STOCK    ADDITIONAL   DURING         TOTAL
                          ----------------   PAID-IN   DEVELOPMENT  STOCKHOLDERS'
                          SHARES   AMOUNT    CAPITAL      STAGE        EQUITY
                          ------- --------  ---------- -----------  -------------
Issuance of S-
 Corporation common
 stock on January 18,
 1991...................    3,060 $ 34,090   $    --   $       --    $    34,090
Net loss................      --       --         --       (28,719)      (28,719)
                          ------- --------   --------  -----------   -----------
Balance at December 31,
 1991...................    3,060   34,090        --       (28,719)        5,371
                          ------- --------   --------  -----------   -----------
Issuance of S-
 Corporation common
 stock..................      938   38,583        --           --         38,583
Net loss................      --       --         --       (18,176)      (18,176)
                          ------- --------   --------  -----------   -----------
Balance at December 31,
 1992...................    3,998   72,673        --       (46,895)       25,778
                          ------- --------   --------  -----------   -----------
Issuance of common stock
 on April 2, 1993 in
 exchange for net assets
 in connection with
 merger.................  854,335  (64,090)    64,090          --            --
Offering costs related
 to issuance of
 redeemable preferred
 stock..................      --       --     (52,617)         --        (52,617)
Net loss................      --       --         --      (781,089)     (781,089)
                          ------- --------   --------  -----------   -----------
Balance at December 31,
 1993...................  858,333    8,583     11,473     (827,984)     (807,928)
                          ------- --------   --------  -----------   -----------
Offering costs related
 to issuance of
 redeemable preferred
 stock..................      --       --      (5,596)         --         (5,596)
Compensation related to
 stock option plan......      --       --       3,240          --          3,240
Net loss................      --       --         --    (2,034,882)   (2,034,882)
                          ------- --------   --------  -----------   -----------
Balance at December 31,
 1994...................  858,333    8,583      9,117   (2,862,866)   (2,845,166)
                          ------- --------   --------  -----------   -----------
Offering costs related
 to issuance of
 redeemable preferred
 stock..................      --       --      (9,419)      (3,033)      (12,452)
Exercise of stock
 options at $0.1067 per
 share..................    3,124       31        302          --            333
Net loss................      --       --         --    (5,344,663)   (5,344,663)
                          ------- --------   --------  -----------   -----------
Balance at December 31,
 1995...................  861,457 $  8,614   $    --   $(8,210,562)  $(8,201,948)
                          ======= ========   ========  ===========   ===========


                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
        YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND FOR THE PERIOD
          FROM JANUARY 18, 1991 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                 CUMULATIVE FROM
                                                                JANUARY 18, 1991
                                                                   (INCEPTION)
                                                                     THROUGH
                             1993        1994         1995      DECEMBER 31, 1995
                          ----------  -----------  -----------  -----------------
Cash flows from
 operating activities:
  Net loss..............  $ (781,089) $(2,034,882) $(5,344,663)    $(8,207,529)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......      10,982       75,042      149,776         235,042
    Compensation expense
     related to stock
     options............         --         3,240          --            3,240
    Changes in assets
     and liabilities:
      Interest
       receivable.......      (3,577)       1,760       (6,685)         (8,502)
      Prepaid expenses..      (8,782)      (2,178)       4,747          (6,213)
      Other current
       assets...........      (9,321)     (32,021)      (4,977)        (46,319)
      Accounts payable..       6,930      228,720       80,750         316,400
      Accrued
       liabilities......     113,112      (59,438)      36,798          89,745
      Other assets......         --        (8,020)     (58,282)        (81,133)
                          ----------  -----------  -----------     -----------
Net cash used in
 operating activities...    (671,745)  (1,827,777)  (5,142,536)     (7,705,269)
                          ----------  -----------  -----------     -----------
Cash flows from
 investing activities:
  Purchases of
   investments..........    (156,170)  (3,097,360)  (8,810,484)    (12,064,014)
  Proceeds from sale of
   investments..........         --     2,856,170    5,821,360       8,677,530
  Purchases of property
   and equipment........    (145,085)    (203,453)    (351,047)       (706,104)
  Organizational costs
   incurred.............     (19,595)         --           --          (19,595)
                          ----------  -----------  -----------     -----------
Net cash used in
 investing activities...    (320,850)    (444,643)  (3,340,171)     (4,112,183)
                          ----------  -----------  -----------     -----------
Cash flows from
 financing activities:
  Proceeds from issuance
   of common stock......         --           --           333          73,006
  Proceeds from issuance
   of preferred stock...   1,447,383    2,394,404    8,494,309      12,336,096
  Proceeds from issuance
   of note payable......      34,292        7,500          --           41,792
  Repayment of notes
   payable..............         --       (11,852)     (13,825)        (25,677)
  Repayment of lease
   obligation...........         --           --       (37,144)        (37,144)
                          ----------  -----------  -----------     -----------
Net cash provided by
 financing activities...   1,481,675    2,390,052    8,443,673      12,388,073
                          ----------  -----------  -----------     -----------
Net increase (decrease)
 in cash and cash
 equivalents............     489,080      117,632      (39,034)        570,621
Cash and cash
 equivalents at
 beginning of period....       2,943      492,023      609,655             --
                          ----------  -----------  -----------     -----------
Cash and cash
 equivalents at end of
 period.................  $  492,023  $   609,655  $   570,621     $   570,621
                          ==========  ===========  ===========     ===========
Supplemental disclosures
 of cash flow
 information:
  Capital lease
   obligation incurred
   to acquire equipment.         --       103,521          --          103,521
                          ==========  ===========  ===========     ===========

                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Business

  Aksys, Ltd. (the Company) was originally incorporated in Illinois on January 18, 1991. In March 1993, the Company merged into a Delaware corporation. The Company is considered a development stage enterprise since it is devoting substantially all of its efforts to research and development, marketing, and obtaining financing. No product sales have occurred. A development stage enterprise is required to employ the same accounting principles as operating companies.

  A summary of the significant accounting policies applied in the preparation of the accompanying financial statements of the Company follows:

 (a) Cash and Cash Equivalents

  At December 31, 1994 and 1995, approximately 51% and 53%, respectively, of the Company's cash and cash equivalents were maintained with one financial institution and consist of demand deposits and money market funds.

 (b) Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the life of the lease. Expenditures for repairs and maintenance are charged to operations as incurred.

 (c) Short-Term Investments

  Investments are classified as held-to-maturity and are approximately stated at amortized cost.

 (d) Research and Development Costs

  Research and development costs are charged to expense when incurred.

 (e) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (f) Computation of Pro forma Net Loss per Share

  The Company has presented pro forma net loss per share for the year ended December 31, 1995 in lieu of historical net loss per share as such historical information is not meaningful due to the mandatory conversion of the redeemable preferred stock in connection with this offering. The pro forma net loss per share has been computed using the weighted average number of common shares outstanding for each period giving effect to the

                                  AKSYS, LTD.

conversion of all outstanding shares of convertible Preferred Stock and inclusion of options for common stock granted by the Company during the twelve months immediately preceding the offering date (using the treasury stock method and the mid-point of the proposed public offering price) as if they were outstanding for all periods presented, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83. Other common equivalent shares from stock options are excluded from the computation because their effect is antidilutive.

(2) SHORT-TERM INVESTMENTS

  Investments consisted of the following at December 31:

                                              1994                1995
                                       ------------------ ---------------------
                                       AMORTIZED  MARKET  AMORTIZED    MARKET
                                         COST     VALUE      COST      VALUE
                                       --------- -------- ---------- ----------
      U.S. Treasury bills............. $197,360  $198,173 $2,786,484 $2,788,261
      Ford Credit Corporation
       Commercial Paper...............      --        --     600,000    600,000
      General Electric Commercial
       Paper..........................  200,000   200,864        --         --
                                       --------  -------- ---------- ----------
                                       $397,360  $399,037 $3,386,484 $3,388,261
                                       ========  ======== ========== ==========

(3) PLANT AND EQUIPMENT

  Plant and equipment are summarized at December 31 as follows:

                                                 ESTIMATED
                                                  USEFUL
                                                   LIFE      1994      1995
                                                 --------- --------  ---------
      Furniture and fixtures....................  7 years  $120,939  $ 197,600
      Leasehold improvements....................  3 years     9,098     19,386
      Equipment................................. 3-7 years  329,619    592,639
                                                           --------  ---------
                                                            459,656    809,625
      Less accumulated depreciation and
       amortization.............................            (75,926)  (206,243)
                                                           --------  ---------
                                                           $383,730  $ 603,382
                                                           ========  =========

(4) NOTES PAYABLE

  Notes payable at December 31 include the following:

                                                             1994      1995
                                                           --------  --------
      Installment notes payable to American National Bank
       of
       Libertyville and secured by certain short-term
       investments:
        Interest accrues at prime (8.5% at December 31,
         1994
         and 1995) plus 1.5%, and is payable in monthly
         installments beginning January 31, 1994 until
         December 31, 1996...............................  $ 23,814  $ 12,383
        Interest accrues at 8% and is payable in monthly
         installments beginning May 1994 until April
         1997............................................     6,126     3,732
                                                           --------  --------
                                                             29,940    16,115
        Less current portion.............................   (14,994)  (15,206)
                                                           --------  --------
                                                           $ 14,946  $    909
                                                           ========  ========

                                  AKSYS, LTD.

  Interest paid for the years ended December 31, 1993, 1994, and 1995 was $0, $2,684, and $12,906, respectively.

(5) REDEEMABLE PREFERRED STOCK

  Redeemable preferred stock consisted of the following:

                                                           SHARES     AMOUNT
                                                          --------- -----------
Balance at December 31, 1992.............................       --          --
Issuance of Series A redeemable preferred stock, par
 value $.01 per share.................................... 1,500,000 $ 1,500,000
                                                          --------- -----------
Balance at December 31, 1993............................. 1,500,000   1,500,000
                                                          --------- -----------
Issuance of Series B redeemable preferred stock, par
 value $.01 per share.................................... 1,600,000   2,400,000
                                                          --------- -----------
Balance at December 31, 1994............................. 3,100,000   3,900,000
Issuance of Series C redeemable preferred stock, par
 value $.01 per share.................................... 1,777,778   4,000,000
Issuance of Series D redeemable preferred stock, par
 value $.01 per share.................................... 1,287,646   4,506,761
                                                          --------- -----------
                                                          6,165,424 $12,406,761
                                                          ========= ===========

  Each share of preferred stock may be converted, at the option of the holder, into common stock based on a formula as defined in the Certificate of Incorporation. Such formula results in the conversion on a share-for-share basis with adjustment for stock splits. The Company may require the conversion of all of the outstanding preferred stock at such time as it effects a public offering from which the aggregate proceeds to the Company are at least $10,000,000 and the price per share paid is at least 400% of the highest conversion price immediately prior to the public offering.

  At any time after December 31, 2003, at the option of the holder, all or any portion of the preferred stock outstanding may be redeemed at a price per share equal to the liquidation value which is an amount equal to the amount originally paid for the shares.

                                  AKSYS, LTD.

(6) STOCK OPTIONS

  In 1993, the Company established a nonqualified stock option plan (the 1993 Stock Option Plan) which provides for the granting of options to purchase shares of the Company's common stock to the employees, scientific advisory board members, other associates, and board of directors. At December 31, 1995, 1,912,500 shares of common stock have been reserved for issuance under the 1993 Stock Option Plan. The 1993 Stock Option Plan provides that the option exercise price per share of common stock is fixed at not less than 100% of the fair market value of a share of common stock on the date of grant. Options vest over various periods as defined in the agreements and expire as determined by the Board on an individual basis, but may not exceed 10 years.

  In 1994 two individuals were granted options which vest upon achieving certain milestones. These agreements were variable resulting in compensation expense of $3,240 for the year December 31, 1994. During 1995, these agreements were canceled and were replaced with new option grants which vest over various periods of time.

  The following table summarizes the transactions pursuant to the Company's stock option plan:

                                                        NUMBER
                                                       OF SHARES   PRICE RANGE
                                                       ---------  -------------
Outstanding at December 31, 1992......................       --
  Granted in 1993.....................................   422,250  $  0.1067
                                                       ---------
Outstanding at December 31, 1993......................   422,250     0.1067
  Granted.............................................   793,175  0.1067-0.1667
  Canceled............................................   (16,500)    0.1067
                                                       ---------
Outstanding at December 31, 1994...................... 1,198,925  0.1067-0.1667
  Granted.............................................   315,450  0.1067-0.3935
  Exercised...........................................    (3,125)    0.1067
  Canceled............................................   (64,000) 0.1067-0.1667
                                                       ---------
Outstanding at December 31, 1995...................... 1,447,250  0.1067-0.3935
                                                       =========
Exercisable at December 31, 1995......................   513,069  0.1067-0.3935
                                                       =========

                                  AKSYS, LTD.

(7)INCOME TAXES

  No Federal or state income taxes have been provided for in the accompanying financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 1995, the Company has a net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $8,104,000 and $276,000, respectively. These carryforwards expire between 2008 and 2010. Changes in the Company's ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

  The net deferred tax assets are summarized at December 31 as follows:

                                                          1994         1995
                                                       -----------  -----------
Deferred tax assets:
  Net operating loss carryforwards.................... $ 1,080,000  $ 3,161,000
  Research and development credit carryforwards.......     119,000      276,000
  Other...............................................       9,000       27,000
                                                       -----------  -----------
                                                         1,208,000    3,464,000
Deferred tax liability depreciation...................      12,000       35,000
                                                       -----------  -----------
                                                         1,196,000    3,429,000
Less: Valuation allowance.............................  (1,196,000)  (3,429,000)
                                                       -----------  -----------
Net deferred taxes.................................... $       --   $       --
                                                       ===========  ===========

(8) EMPLOYEE SAVINGS AND RETIREMENT PLAN

  In 1995 the Company instituted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all full time employees. The 401(k) Plan provides a match of up to 10% of the employees contribution. Total expense for the year ended December 31, 1995 was $3,151.

(9) COMMITMENTS

 Leases

  The Company leases its offices and laboratory research facilities under two agreements accounted for as operating leases. One of the leases is a five-year lease which commenced November 1, 1993. This lease was amended in March 1994, September 1994, and December 1995 for facility expansion. In January 1996 the Company exercised its option under the lease agreement to terminate the lease effective October 31, 1996 and paid a penalty of $38,601. The second lease is a seventeen month lease which commenced June 1, 1995. This agreement will expire on October 31, 1996. Included in both research and development expenses and general and administrative expenses for the years ended December 31, 1993, 1994, and 1995 were $18,756, $56,241, and $108,996, respectively, for rent expense under these operating leases.

  The Company has commitments under these lease agreements of $105,432 for 1996. The Company is currently in the process of locating new facilities which are expected to be leased under an operating lease.

  In November 1994 the Company entered into a capital lease for computer-aided engineering equipment and software (equipment). At December 31, 1994 and 1995 the gross amount of equipment recorded under this capital lease was $109,566 and related accumulated depreciation was $4,091 and $33,018, respectively.

                                  AKSYS, LTD.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
Depreciation of assets held under capital lease is included in depreciation and amortization. Future minimum capital lease payments as of December 31, 1995 are:

YEAR ENDING DECEMBER 31
- -----------------------
1996................................................................... $36,798
1997...................................................................  36,798
                                                                        -------
Total minimum lease payments...........................................  73,596
Less amount of representing interest...................................   7,219
                                                                        -------
Present value of minimum lease payments................................  66,377
Less current maturities of lease obligation............................  31,525
                                                                        -------
Lease obligation, less current maturities.............................. $34,852
                                                                        =======

 License Agreements

  The Company has been granted licenses to use certain technology in the development and sale of its products. Such license agreements provide for royalty payments to be made by the Company based on net sales over the life of any application based on the patent rights. Minimum required payments under these agreement are as follows:

      1996............................................................. $ 35,000
      1997.............................................................   45,000
      1998.............................................................   75,000
      1999.............................................................   95,000
      2000.............................................................  125,000
      2001.............................................................  155,000
      2002.............................................................  185,000
      2003.............................................................  215,000
      All subsequent years.............................................  255,000

  Total royalty payments for the years ended December 31, 1993, 1994 and 1995 were $2,500, $5,000, and $5,000, respectively.

(10) SUBSEQUENT EVENTS

  On April 23, 1996, the Company effected a 3-for-2 stock split of its common stock. Additionally, on April 23, 1996, the Company filed a Restated Certificate of Incorporation authorizing an increase in the number of authorized shares of common stock to 50,000,000 shares and authorizing 1,000,000 shares of preferred stock, par value $.01 per share, for future issuance. All references in the financial statements to share and per share data have been adjusted to reflect this stock split.

  On March 4, 1996 the Company established the 1996 Stock Awards Plan to provide incentive awards to directors, employees and other key individuals in the form of stock options, SARs, restricted stock and performance grants. Total shares reserved for issuance under the 1996 Stock Awards Plan is 900,000 shares.

  On March 4, 1996, the Company established the Employee Stock Purchase Plan (the "Stock Purchase Plan") covering all employees. The Stock Purchase Plan allows employees to purchase Company common stock at a discount to market, not to exceed 15%, based on eligible payroll deductions. 200,000 shares of common stock are reserved for issuance under the stock purchase plan.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                            MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

                                                                    PROFORMA
                 ASSETS                      1995        1996         1996
                 ------                   ----------  -----------  -----------
Current Assets:
  Cash and cash equivalents.............. $  347,632  $ 2,102,225  $ 2,102,225
  Short-term investments.................  3,490,537          --           --
  Prepaid expenses.......................         --        5,613        5,613
  Other current assets...................     30,181       39,381       39,381
                                          ----------  -----------  -----------
    Total current assets.................  3,868,350    2,147,219    2,147,219
Property and equipment, net..............    395,830      616,300      616,300
Other assets.............................     73,604      185,980      185,980
                                          ----------  -----------  -----------
                                          $4,337,784  $ 2,949,499  $ 2,949,499
                                          ==========  ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Current liabilities:
  Accounts payable....................... $  213,222  $   445,803  $   445,803
  Accrued liabilities....................     28,613       92,298       92,298
  Current maturities of notes payable....     13,898       12,170       12,170
  Current maturities of lease
   obligations...........................     37,737       32,161       32,161
                                          ----------  -----------  -----------
    Total current liabilities............    293,470      582,432      582,432
Notes payable, less current maturities...     11,454          459          459
Lease obligation, less current
 maturities..............................     65,182       29,118       29,118
                                          ----------  -----------  -----------
    Total liabilities....................    370,106      612,009      612,009
                                          ----------  -----------  -----------
Redeemable preferred stock...............  7,900,000   12,406,761          --
                                          ----------  -----------  -----------
Stockholders' equity:
  Common stock, par value $.01 per share,
   50,000,000 shares authorized, 858,233
   and 861,457 shares issued and
   outstanding in 1995 and 1996,
   respectively..........................      8,583        8,614      101,096
  Additional paid-in capital.............      9,117          --    12,314,279
  Deficit accumulated during development
   stage................................. (3,950,022) (10,077,885) (10,077,885)
                                          ----------  -----------  -----------
    Total stockholders' equity (deficit). (3,932,322) (10,069,271)   2,337,490
                                          ----------  -----------  -----------
Commitments..............................        --           --           --
                                          ----------  -----------  -----------
                                          $4,337,784  $ 2,949,499  $ 2,949,499
                                          ==========  ===========  ===========


                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
         THREE MONTHS ENDED MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
            FROM JANUARY 18, 1991 (INCEPTION) THROUGH MARCH 31, 1996

                                  (UNAUDITED)

                                                               CUMULATIVE FROM
                                                               JANUARY 18, 1991
                                  THREE MONTHS   THREE MONTHS    (INCEPTION)
                                     ENDED          ENDED          THROUGH
                                 MARCH 31, 1995 MARCH 31, 1996  MARCH 31, 1996
                                 -------------- -------------- ----------------
Research and development
 expenses.......................  $   851,318    $ 1,412,506     $  8,081,122
General and administrative
 expenses.......................      253,514        489,190        2,321,742
                                  -----------    -----------     ------------
Operating loss..................   (1,104,832)    (1,901,696)     (10,402,864)
                                  -----------    -----------     ------------
Other income (expense):
  Interest income...............       20,245         35,826          277,243
  Interest expense..............       (2,569)        (1,453)         (17,115)
  Other income..................          --             --            67,884
                                  -----------    -----------     ------------
                                       17,676         34,373          328,012
                                  -----------    -----------     ------------
Net loss........................  $(1,087,156)   $(1,867,323)    $(10,074,852)
                                  ===========    ===========     ============
Pro forma net loss per share....                 $     (0.18)
                                                 ===========
Weighted average shares used to
 compute pro forma net loss per
 share..........................                  10,322,837
                                                 ===========



                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
         THREE MONTHS ENDED MARCH 31, 1995 AND 1996 AND FOR THE PERIOD
            FROM JANUARY 18, 1991 (INCEPTION) THROUGH MARCH 31, 1996

                                  (UNAUDITED)

                                                                CUMULATIVE FROM
                                                                JANUARY 18, 1991
                                   THREE MONTHS   THREE MONTHS    (INCEPTION)
                                      ENDED          ENDED          THROUGH
                                  MARCH 31, 1995 MARCH 31, 1996  MARCH 31, 1996
                                  -------------- -------------- ----------------
Cash flows from operating
 activities:
  Net loss......................   $(1,087,156)   $(1,867,323)    $(10,074,852)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization...............        25,498         85,873          320,915
    Compensation expense related
     to stock options...........           --             --             3,240
    Change in assets and
     facilities:
      Interest receivable.......         1,817          8,502              --
      Prepaid expenses..........        10,960            600           (5,613)
      Other current assets......        11,161          2,103          (44,216)
      Accounts payable..........       (22,428)       129,403          445,803
      Accrued liabilities.......       (24,334)         2,553           92,298
      Other assets..............       (43,625)      (114,051)        (195,184)
                                   -----------    -----------     ------------
Net cash used in operating
 activities.....................    (1,128,107)    (1,752,340)      (9,457,609)
                                   -----------    -----------     ------------
Cash flows from investing
 activities:
  Proceeds from sale of
   investments..................       397,360      3,386,484       12,064,014
  Purchases of investments......    (3,490,537)           --       (12,064,014)
  Purchases of property and
   equipment....................       (35,549)       (93,956)        (800,060)
  Organizational costs incurred.           --             --           (19,595)
                                   -----------    -----------     ------------
Net cash (used in) provided by
 investing activities...........    (3,128,726)     3,292,528         (819,655)
                                   -----------    -----------     ------------
Cash flows from financing
 activities:
  Proceeds from issuance of
   common stock.................           --             --            73,006
  Proceeds from issuance of
   preferred stock..............     4,000,000            --        12,336,096
  Proceeds from issuance of
   notes payable................           --             --            41,792
  Repayment of notes payable....        (4,588)        (3,486)         (29,163)
  Repayment of issues
   obligation...................          (602)        (5,098)         (42,242)
                                   -----------    -----------     ------------
Net cash provided by (used in)
 financing activities...........     3,994,810         (8,584)      12,379,489
                                   -----------    -----------     ------------
Net increase (decrease) in cash
 and cash equivalents...........      (262,023)     1,531,604        2,102,225
Cash and cash equivalents at
 beginning of period............       609,655        570,621              --
                                   -----------    -----------     ------------
Cash and cash equivalents at end
 of period......................   $   347,632    $ 2,102,225     $  2,102,225
                                   ===========    ===========     ============

                See accompanying notes to financial statements.

                                  AKSYS, LTD.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1995 AND 1996

                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  These unaudited financial statements of Aksys, Ltd. (the "Company") have been prepared pursuant to Securities and Exchange Commission ("SEC") rules and regulations and should be read in conjunction with the financial statements and notes thereto for the years ended December 31, 1993, 1994, and 1995, and for the period from January 18, 1991 (inception) through December 31, 1995. The accompanying financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. In the opinion of management, all adjustments are of a normal and recurring nature.

(2) PRO FORMA PRESENTATION

  The proforma balance sheet for 1996 is presented giving effect to the conversion of all outstanding shares of redeemable preferred stock into 9,248,136 shares of common stock which is expected to occur upon consummation of the public offering.

Aksys PHD/TM/ Therapy is automated:

[PHOTO]

To begin dialysis, a user-friendly, touch-sensitive monitor prompts the patient through initial steps.


[PHOTO]

During dialysis, the patient's blood is cleaned by removing toxins and water, in a homecare setting.


[PHOTO]

At the conclusion of dialysis, minimal time and effort is required to prepare for the next treatment session.


  The Company does not expect to have commercially available products until 1997, and has not yet received any required regulatory clearances or approvals. There can be no assurance that such clearances or approvals will be granted.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPEC-TUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CRE-ATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   5
The Company................................................................  13
Use of Proceeds............................................................  13
Capitalization.............................................................  14
Dividend Policy............................................................  14
Dilution...................................................................  15
Selected Financial Data....................................................  16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  17
Business...................................................................  20
Management.................................................................  37
Certain Transactions.......................................................  41
Principal Stockholders.....................................................  42
Description of Capital Stock...............................................  43
Shares Eligible for Future Sale............................................  46
Underwriting...............................................................  48
Legal Matters..............................................................  49
Experts....................................................................  49
Additional Information.....................................................  49
Index to Financial Statements.............................................. F-1

                                  -----------

 UNTIL           , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               3,100,000 SHARES

                                     LOGO

                                 COMMON STOCK

                                    -------

                                  PROSPECTUS

                                        , 1996

                                    -------

                               SMITH BARNEY INC.

                              PIPER JAFFRAY INC.

                     VECTOR SECURITIES INTERNATIONAL, INC.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate (except for the SEC registration and NASD filing fees) of the fees and expenses payable by the registrant in connection with the issuance and distribution of the Common Stock:

      SEC Registration Fee.......................................... $17,210.35
      NASD Filing Fee...............................................      5,491
      Nasdaq National Market Listing Fee............................     50,000
      Printing and Mailing Expenses.................................    200,000
      Blue Sky Fees and Expenses....................................     20,000
      Legal Fees and Expenses.......................................    350,000
      Accounting Fees...............................................    100,000
      Miscellaneous Fees and Expenses...............................   7,298.65
                                                                     ----------
          Total..................................................... $  750,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute required court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article IX of the Registrant's By-laws requires indemnification to the fullest extent permitted by Delaware law. In addition, the Registrant will enter into indemnify agreements with its directors (a form of which is filed as Exhibit 10.9 to this Registration Statement), which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant also intends to obtain, prior to the effective date of this Registration Statement, officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article VI of the Registrant's Certificate of Incorporation includes such a provision.

  Reference is made to the form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement which provides for indemnification of the directors and officers of the Registrant signing this Registration Statement and certain controlling persons of the Registrant against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company has issued the following securities without registration under the Securities Act in the last three years:

  . Issuance of 572,222 shares of Common Stock on April 2, 1993, to the four founders of the Company, including Rodney S. Kenley and Dawn C. Matthews, in connection with a merger of the predecessor of the Company into the Company, in exchange for shares of such predecessor, at least two of which founders were "accredited" investors as such term is defined in Regulation D under the Securities Act.

  . Issuance of 1,500,000 shares of Series A Preferred on April 2, 1993, for an aggregate purchase price of $1,500,000 to approximately 47 investors in the Company, including Coral Partners, Sutter Hill Ventures, a California Limited Partnership and Sand Hill Financial, all of which were "accredited" investors as such term is defined in Regulation D under the Securities Act.

  . Issuance of 1,600,000 shares of Series B Preferred on April 15, 1994, for an aggregate purchase price of $2,400,000 to approximately 53 investors in the Company, including Coral Partners, Sutter Hill Ventures, a California Limited Partnership and Sand Hill Financial, at least 50 of which were "accredited" investors as such term is defined in Regulation D under the Securities Act.

  . Issuance of 1,777,778 shares of Series C Preferred on March 7, 1995, for an aggregate purchase price of $3,000,000 to approximately 57 investors in the Company, including Coral Partners, Sutter Hill Ventures, a California Limited Partnership and Sand Hill Financial, at least 53 of which were "accredited" investors as such term is defined in Regulation D under the Securities Act.

  . Issuance of 1,287,646 shares of Series D Preferred on September 22, 1995, for an aggregate purchase price of $4,506,761 to approximately 80 investors in the Company, including Coral Partners, Sutter Hill Ventures, a California Limited Partnership and Sand Hill Financial, at least 69 of which were "accredited" investors as such term is defined in Regulation D under the Securities Act.

  The sales and issuances of securities described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof, and pursuant to Rule 506 of Regulation D under the Securities Act with respect to the Series A Preferred issuance, as transactions not involving a public offering. None of the above described sales and issuances were effected through an underwriter.

  The Company adopted in April 1993 a stock option plan for its key employees, directors, consultants and scientific advisory board members. As of March 31, 1996, options representing 1,477,250 shares of Common Stock had been granted under such option plan. This option plan will be terminated upon completion of the offering except with respect to options currently outstanding thereunder. The sales and issuances of securities upon exercise of options granted under such option plan were deemed to be exempt from registration under the Securities Act by virtue of Section 3(b) thereof and Rule 701 promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits

  1*       Form of Underwriting Agreement
  3.1*     Restated Certificate of Incorporation of Aksys, Ltd.
  3.2*     Amended and Restated By-laws of Aksys, Ltd.
  4.1*     Form of certificate representing shares of Common Stock, $.01 par value per share
  4.2*     Registration Agreement, dated as of April 2, 1993, among the
           Company and certain stockholders of the Company
  4.3*     Amendment No. 1 to Registration Agreement, dated as of
           September 22, 1995, among the Company and certain stockholders of the Company
  4.4*     Stockholders Agreement, dated as of April 2, 1993, among the
           Company and certain stockholders of the Company
  4.5*     Amendment No. 1 to Stockholders Agreement, dated as of October
           1, 1994, among the Company and certain stockholders of the
           Company
  4.6*     Amendment No. 2 to Stockholders Agreement, dated as of
           September 22, 1995, among the Company and certain stockholders of the Company
  5*       Opinion and Consent of Kirkland & Ellis
 10.1*     Aksys, Ltd. 1993 Stock Option Plan
 10.2*     Aksys, Ltd. 1996 Stock Awards Plan
 10.3*     Severance, Confidentiality and Noncompetition Agreement, dated as of October 1, 1994, between the Company and Lawrence H.N.
           Kinet
 10.4*     Severance, Confidentiality and Noncompetition Agreement, dated as of April 2, 1993, between the Company and Rodney S. Kenley
 10.5*+    Manufacturing Agreement, dated as of November 15, 1994,
           between the Company and SeaMed Corporation
 10.6*+    Manufacturing Agreement, dated as of January 23, 1996, between the Company and Texas Medical Products, Inc.
 10.7*+    License Agreement, dated as of April 1, 1993, between the
           Company and Zbylut J. Twardowski
 10.8*+    License Agreement, dated as of April 1, 1993, between the
           Company and Cynthia P. Walters
 10.9*     Form of Indemnification Agreement
 11        Statement regarding computation of per share earnings
 21*       Subsidiaries of the Company
 23.1      Consent of KPMG Peat Marwick LLP
 23.2*     Consent of Banner & Allegretti
 23.3*     Consent of Kirkland & Ellis (included in Exhibit 5)
 24*       Power of Attorney

- --------
*Previously filed.
  +Confidential treatment requested.

  (b) None required

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-1 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LIBERTYVILLE, STATE OF ILLINOIS ON THE 10TH DAY OF MAY 1996.

                                          AKSYS, LTD.

                                               /s/ Lawrence H.N. Kinet
                                          By: _________________________________

                                                 Lawrence H.N. Kinet
                                               Chairman and Chief Executive
                                                         Officer

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON MAY 10, 1996, IN THE CAPACITIES INDICATED.

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


          /s/ Lawrence H.N. Kinet           Chairman and Chief Executive Officer and
___________________________________________   Director
            Lawrence H.N. Kinet

           /s/ Rodney S. Kenley             President, Chief Operating Officer and
___________________________________________   Director
             Rodney S. Kenley

           /s/ Dawn C. Matthews             Director of Finance and Systems Development
___________________________________________   (Principal Financial and Accounting
             Dawn C. Matthews                 Officer)

                     *                      Director
___________________________________________
             Peter H. McNerney

                     *                      Director
___________________________________________
              Larry G. Gerdes

                     *                      Director
___________________________________________
          W. Dekle Rountree, Jr.

         /s/ Bernard R. Tresnowski          Director
___________________________________________
           Bernard R. Tresnowski


    Lawrence H.N. Kinet

*By: _____________________

    Lawrence H.N. Kinet

     Attorney-in-fact

                                 EXHIBIT INDEX

                                                                           PAGE
  EXHIBIT                                                                  NO.
  -------                                                                  ----
  1*       Form of Underwriting Agreement
  3.1*     Restated Certificate of Incorporation of Aksys, Ltd.
  3.2*     Amended and Restated By-laws of Aksys, Ltd.
  4.1*     Form of certificate representing shares of Common Stock, $.01 par value per share
  4.2*     Registration Agreement, dated as of April 2, 1993, among the
           Company and certain stockholders of the Company
  4.3*     Amendment No. 1 to Registration Agreement, dated as of
           September 22, 1995, among the Company and certain
           stockholders of the Company
  4.4*     Stockholders Agreement, dated as of April 2, 1993, among the
           Company and certain stockholders of the Company
  4.5*     Amendment No. 1 to Stockholders Agreement, dated as of
           October 1, 1994, among the Company and certain stockholders of the Company
  4.6*     Amendment No. 2 to Stockholders Agreement, dated as of
           September 22, 1995, among the Company and certain
           stockholders of the Company
  5*       Opinion and Consent of Kirkland & Ellis
 10.1*     Aksys, Ltd. 1993 Stock Option Plan
 10.2*     Aksys, Ltd. 1996 Stock Awards Plan
 10.3*     Severance, Confidentiality and Noncompetition Agreement,
           dated as of October 1, 1994, between the Company and Lawrence
           H.N. Kinet
 10.4*     Severance, Confidentiality and Noncompetition Agreement,
           dated as of April 2, 1993, between the Company and Rodney S.
           Kenley
 10.5*+    Manufacturing Agreement, dated as of November 15, 1994,
           between the Company and SeaMed Corporation
 10.6*+    Manufacturing Agreement, dated as of January 23, 1996,
           between the Company and Texas Medical Products, Inc.
 10.7*+    License Agreement, dated as of April 1, 1993, between the
           Company and Zbylut J. Twardowski
 10.8*+    License Agreement, dated as of April 1, 1993, between the
           Company and Cynthia P. Walters
 10.9*     Form of Indemnification Agreement
 11        Statement regarding computation of per share earnings
 21*       Subsidiaries of the Company
 23.1      Consent of KPMG Peat Marwick LLP
 23.2*     Consent of Banner & Allegretti
 23.3*     Consent of Kirkland & Ellis (included in Exhibit 5)
 24*       Power of Attorney

- --------
*Previously filed.
  +Confidential treatment requested.